EXHIBIT 2

                              ARRANGEMENT AGREEMENT

                  THIS ARRANGEMENT AGREEMENT made and effective as of the 20th day of July, 2005.

BETWEEN:

                  DYNAMIC OIL & GAS, INC., a corporation incorporated under the laws of the Province of British Columbia (hereinafter referred to as "DYNAMIC")

AND

                  SEQUOIA OIL & GAS TRUST, an open-ended unincorporated investment trust organized under the laws of the Province of Alberta (hereinafter referred to as "SEQUOIA")

AND

                  SHELLBRIDGE OIL & GAS, INC., a body corporate incorporated under the laws of the Province of Alberta (hereinafter referred to as "EXPLORECO")

AND

                  0730008 B.C. LTD., a body corporate incorporated under the laws of the Province of British Columbia ("ACQUISITIONCO")



                  WHEREAS Dynamic wishes to reorganize its business for the benefit of the Dynamic Securityholders (as defined herein);

                  AND WHEREAS Dynamic has caused ExploreCo to be incorporated for the purpose of acquiring the Exploration Assets (as defined herein) from Dynamic;

                  AND WHEREAS Dynamic will, prior to the Effective Date, cause the Partnership (as defined herein) to be formed and the Partnership will acquire the Non-exploration Assets (as defined herein) from Dynamic;

                  AND WHEREAS Dynamic and Sequoia propose a business combination whereby: (i) Sequoia will, indirectly through AcquisitionCo, acquire all of the Dynamic Shares (as defined herein) on the terms described in the Plan of Arrangement (as defined herein) attached as EXHIBIT 1 in exchange for, in aggregate, cash consideration equal to the Cash Consideration (as defined herein) and the AcquisitionCo Note (as defined herein) and (ii) Dynamic Shareholders will exchange the AcquisitionCo Note they receive from AcquisitionCo with ExploreCo for the common shares of ExploreCo;

                  AND WHEREAS the parties hereto intend to carry out the proposed business combination by way of an arrangement of Dynamic under the provisions of the Business Corporations Act (British Columbia) (the "ARRANGEMENT");

                  AND WHEREAS the board of directors of Dynamic has determined, based in part upon advice from its financial advisors, that the consideration to be received by the Dynamic Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Dynamic Shareholders and that the board of

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                                       2



directors of Dynamic will cooperate with Sequoia with respect to the Arrangement as set forth herein and recommend that the Dynamic Securityholders vote in favour of the Arrangement;

                  AND WHEREAS the board of directors of Dynamic has unanimously determined that it would be in the best interests of Dynamic and the Dynamic Securityholders for the directors to recommend that the Dynamic Securityholders vote in favour of the Arrangement;

                  AND WHEREAS the board of directors of Sequoia Oil & Gas Ltd., as administrator of Sequoia, has unanimously determined that it would be in the best interests of Sequoia to enter into this Agreement;

                  NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

1.1     In this Agreement, unless the context otherwise requires:

        (a)       "ABCA" means the Business Corporations Act (Alberta), RSA 2000
                  c. B-9, as amended, including the regulations promulgated thereunder, as is in effect on the date hereof;

        (b) "ACCLAIM AGREEMENT" has the meaning ascribed thereto in the ExploreCo Conveyance Agreement;

        (c) "ACQUISITIONCO" means 0730008 B.C. Ltd., a corporation incorporated under the BCBCA and wholly-owned by Sequoia;

        (d)       "ACQUISITIONCO NOTE" means the demand interest-free promissory note issued by AcquisitionCo in favour of the Dynamic Shareholders, having a principal amount equal to the ExploreCo Principal Amount and issued pursuant to the Plan of Arrangement;

        (e)       "AFFILIATE" has the meaning contemplated by the ABCA;

        (f) "AGREEMENT" means this agreement, including the recitals and all Exhibits to this agreement, as amended or supplemented from time to time, and "HEREBY", "HEREOF", "HEREIN", "HEREUNDER" and similar terms refer to this Agreement and not to any particular provision of this Agreement;

        (g) "APPLICABLE LAWS" means applicable corporate and securities laws, regulations and rules, all policies thereunder (including Rule 61-501 of the Ontario Securities Commission and the rules of the United States Securities and Exchange Commission) and rules of applicable stock exchanges, including the TSX and NASDAQ;

        (h) "ARRANGEMENT" means the arrangement under the provisions of Division 5 of Part 9 under the BCBCA on the terms and conditions set out in the Plan of Arrangement, as supplemented, modified or amended;

        (i) "ARRANGEMENT FILINGS" means the records and information provided to the Registrar under section 292(a) of the BCBCA that the Registrar requires and the records filed under section 292(a) of the BCBCA that the Registrar requires to give effect to any provision of the Arrangement, together with a copy of the entered Final Order;
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                                        3



        (j) "ASSUMED LIABILITIES" has the meaning ascribed thereto in the ExploreCo Conveyance Agreement;

        (k) "BCBCA" means the Business Corporations Act (British Columbia), S.B.C. 2002 c. 57, as amended, including the regulation promulgated thereunder as is in effect on the date hereof;

        (l) "BUSINESS" means all of the assets, undertaking and liabilities of Dynamic and its subsidiaries, including, without limitation, its producing and non-producing petroleum and natural gas properties and lands, facilities and related equipment, and other assets except for the Exploration Assets;

        (m) "BUSINESS DAY" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary and the City of Vancouver for the transaction of banking business;

        (n) "CANADIAN GAAP" means Canadian generally accepted accounting principles;

        (o) "CASH CONSIDERATION" has the meaning ascribed thereto in the Plan of Arrangement;

        (p)       "CLOSING" means the completion of the Arrangement;

        (q) "CONTROL" means, with respect to control of a body corporate by a person, the holding (other than by way of security) by or for the benefit of that person of securities of that body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate (whether or not securities of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) provided that such votes, if exercised, are sufficient to elect a majority of the board of directors of the body corporate;

        (r)       "COURT" means the Supreme Court of British Columbia;

        (s)       "DEPOSITARY" means CIBC Mellon Trust Company;

        (t) "DYNAMIC" means Dynamic Oil & Gas, Inc. a corporation incorporated under the laws of British Columbia;

        (u) "DYNAMIC ACQUISITION PROPOSAL" shall have the meaning ascribed thereto in subsection 8.1(C)(I);

        (v)       "DYNAMIC BREAK FEE" has the meaning ascribed thereto in
                  Section 10.2 hereof;

        (w) "DYNAMIC COUNSEL" means McCarthy Tetrault LLP, or such other legal counsel as may be designated by Dynamic;

        (x) "DYNAMIC FINANCIAL STATEMENTS" means the audited financial statements of Dynamic as at, and for the year ended December 31, 2004 and the unaudited financial statements of Dynamic as at, and for the three months ended, March 31, 2005;
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                                        4



        (y) "DYNAMIC GP" means a corporation to be incorporated under the ABCA, which will be a wholly-owned subsidiary of Dynamic and will be a general partner of Partnership;

        (z) "DYNAMIC OFFICE LEASE" means the lease dated as of March 13, 2005 between SunLife Assurance Company of Canada and Dynamic;

        (aa) "DYNAMIC OPTIONHOLDERS" means the holders from time to time of Dynamic Options;

        (bb) "DYNAMIC OPTIONS" means, collectively, all outstanding options, whether or not vested, entitling the holders to acquire Dynamic Shares, details of which are set out in
                  EXHIBIT 4 hereto;

        (cc) "DYNAMIC PUBLIC DOCUMENTS" means all documents or information which has been filed by or on behalf of Dynamic in compliance with or intended compliance with Applicable Laws;

        (dd) "DYNAMIC RESERVE REPORT" means the report of Sproule dated May 18, 2005, and effective as of April 30, 2005, evaluating certain of Dynamic's oil, natural gas liquids and natural gas reserves and the estimated future cash flows from such reserves;

        (ee) "DYNAMIC SECURITYHOLDERS" means, collectively, Dynamic Shareholders and Dynamic Optionholders;

        (ff)      "DYNAMIC SHAREHOLDERS" means the holders of Dynamic Shares;

        (gg) "DYNAMIC SHARES" means the common shares of Dynamic as constituted on the date hereof;

        (hh) "EFFECTIVE DATE" means the date on which the Arrangement Filings are filed with the Registrar;

        (ii) "EFFECTIVE TIME" means the time on the Effective Date at which the Arrangement is effective, as specified in the Plan of Arrangement;

        (jj) "ENCUMBRANCE" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty or carried, participation, net profits or other third party interest and any agreement, option, right of first refusal, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

        (kk) "ENVIRONMENTAL LAWS" has the meaning ascribed thereto in subsection 6.1(LL)(I);

        (ll) "EXPLORATION ASSETS" means the assets owned by Dynamic and to be sold to ExploreCo pursuant to the ExploreCo Conveyance Agreement, all as more particularly described in EXHIBIT 2 hereto;

        (mm) "EXPLORECO" means Shellbridge Oil & Gas, Inc., a body corporate incorporated under the laws of the Province of Alberta, as a wholly-owned subsidiary of Dynamic;

        (nn) "EXPLORECO CONVEYANCE AGREEMENT" means the oil and gas asset purchase agreement to be entered into between Dynamic and ExploreCo concurrently with this Agreement and in a form satisfactory to Sequoia effecting the sale by Dynamic to ExploreCo of the Exploration Assets in exchange for the ExploreCo Note;
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                                        5



        (oo)      "EXPLORECO NOTE" means the demand interest-free promissory note issued by ExploreCo in favour of Dynamic, having a principal amount equal to the ExploreCo Principal Amount and issued pursuant to the ExploreCo Conveyance Agreement;

        (pp)      "EXPLORECO PRINCIPAL AMOUNT" means $30,925,000;

        (qq) "EXPLORECO SHARES" means the common shares in the capital of ExploreCo as constituted on the date hereof;

        (rr)      "FAIRNESS ADVISORY FEE" has the meaning ascribed thereto in
                  Section 6.1(K);

        (ss) "FAIRNESS OPINION" means the opinion of Peters & Co. Limited that the consideration to be received by the Dynamic Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Dynamic Shareholders;

        (tt) "FINAL ORDER" means the final order of the Court approving the Arrangement under Section 291 of the BCBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

        (uu)      "FINANCIAL ADVISORY FEE" has the meaning ascribed thereto in
                  Section 6.1(K);

        (vv) "GOVERNMENTAL AUTHORITY" includes any federal, provincial, municipal or other political subdivision, government department, commission, board, bureau, agency or instrumentality, domestic or foreign;

        (ww) "INFORMATION CIRCULAR" means the information circular - proxy statement of Dynamic to be mailed to the Dynamic Shareholders in connection with the holding of the Meeting;

        (xx) "INTERIM ORDER" means an interim order of the Court to be issued pursuant to the application referred to in SUBSECTION 8.1(O) of this Agreement and, containing declarations and directions with respect to the Arrangement and the holding of the Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

        (yy) "LOCK-UP AGREEMENTS" means the lock-up agreements to be entered into by all of the directors and officers of Dynamic who are Dynamic Shareholders, representing not less than 8% of the outstanding Dynamic Shares at the date hereof, on a non-diluted basis, each of which provides that, inter alia, such director or officer will vote in favour of the Arrangement at the Meeting;

        (zz) "MATERIAL ADVERSE CHANGE" means any change (or any condition, event or development giving rise to a prospective change) in or to the business, operations, results of operations, assets, capitalization, financial condition, rights, liabilities, prospects or privileges, whether contractual or otherwise, of Sequoia or Dynamic, as applicable, which, or could reasonably be expected to have, a Material Adverse Effect;

        (aaa) "MATERIAL ADVERSE EFFECT" means any effect that is, or would reasonably be expected to be, materially adverse to the business, operations, results of operations, assets, capitalization or financial condition of Sequoia or Dynamic, as applicable, each on a consolidated basis taken as a whole, but "Material Adverse Effect" shall not include an effect resulting from (i) an action taken by Sequoia or Dynamic, as the case may be, to which the other consented to in writing,
                  (ii) conditions affecting the oil and gas industry in the jurisdictions in which Sequoia
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                                        6



                  or Dynamic, as the case may be, holds its assets, each on a consolidated basis including, without limitation, changes in commodity prices, (iii) general economic, financial, currency exchange, securities or commodity market conditions in Canada including, without limitation, changes in currency exchange rates, or (iv) conditions affecting the Exploration Assets only;

        (bbb) "MEETING" means the special meeting of the Dynamic Securityholders to be called to, inter alia, consider and, if thought advisable, authorize, approve and adopt the Arrangement in accordance with the Interim Order, and any adjournments thereof;

        (ccc) "MISREPRESENTATION" includes any untrue statement of a material fact, any omission to state a material fact that is required to be stated and any omission to state a material fact that is necessary to be stated in order for a statement not to be misleading;

        (ddd)     "NASDAQ" means the NASDAQ Small Cap Market;

        (eee) "NON-EXPLORATION ASSETS" means the assets owned by Dynamic and to be sold to the Partnership pursuant to the Partnership Conveyance Agreement, all as more particularly described in
                  EXHIBIT 3 hereto;

        (fff) "PARTNERSHIP" means a general partnership to be formed on or before September 1, 2005 under the laws of Alberta, having Dynamic and Dynamic GP as its partners;

        (ggg) PARTNERSHIP CONVEYANCE AGREEMENT" means the agreement to be entered into among the Partnership, Dynamic and Dynamic GP, with such representations, warranties, covenants and indemnities which are customary for a transaction of this nature and otherwise in a form satisfactory to Sequoia, acting reasonably, effecting the sale by Dynamic to Partnership of the Non-exploration Assets;

        (hhh) "PERSON" includes any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association;

        (iii) "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form set out in EXHIBIT 1 hereto as amended or supplemented from time to time in accordance with
                  Article 13 hereof;

        (jjj) "REGISTRAR" means the Registrar of Companies appointed under the BCBCA;

        (kkk) "REGULATIONS" means all statutes, laws, rules, orders, directives and regulations in effect from time to time and made by governments or governmental agencies having jurisdiction over the Business;

        (lll) "SEQUOIA" means Sequoia Oil & Gas Trust, an open-ended unincorporated investment trust organized under the laws of Alberta;

        (mmm)     "SEQUOIA BREAK FEE" has the meaning ascribed thereto in
                  Section 8.3 hereof;

        (nnn) "SEQUOIA COUNSEL" means Gowling Lafleur Henderson LLP, or such other legal counsel as may be designated by Sequoia;
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                                        7



        (ooo) "SEQUOIA INFORMATION" means all information contained in the Information Circular relating to Sequoia and its subsidiaries;

        (ppp) "SEQUOIA TRUST INDENTURE" means the trust indenture dated as of March 16, 2005, as amended from time to time, pursuant to which Sequoia was created;

        (qqq) "SEVERANCE OBLIGATIONS" has the meaning ascribed thereto in subsection 6.1(X);

        (rrr) "SPROULE" means Sproule Associates Limited, independent petroleum engineering consultants;

        (sss) "SUBSIDIARY" means, when used to indicate a relationship with another body corporate or trust,

                  (i) a body corporate or trust which is controlled by (A) that other, or (B) that other and one or more bodies corporate or trusts, each of which is controlled by that other, or (C) two or more bodies corporate or trusts each of which is controlled by that other; or

                  (ii) a subsidiary of a body corporate or trust that is the other's subsidiary;

        (ttt) "TAX ACT" means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp), including the regulations promulgated thereunder, as amended;

        (uuu) "TAX POOLS" means undepreciated capital cost of any particular class of depreciable property, cumulative Canadian exploration expense, cumulative Canadian development expense, cumulative Canadian oil and gas property expense, foreign exploration and development expense, capital losses, non capital losses, cumulative eligible capital and investment tax credits, all as defined in the Tax Act, and financing expenses referred to in
                  Section 20(1)(e) of the Tax Act;

        (vvv) "TAXES" means all taxes (including income, capital, profit, state profit share, gross receipts, windfall or excess profits, severance, royalty, production, sales, use, goods and services, value added, property, license, excise, franchise, surtax, education, health and payroll taxes, pension, unemployment insurance and worker's compensation levies), duties, premiums, assessments, rates, imposts, fees, levies or other charges, including any governmental charges, penalties, interest and fines imposed by or payable to any Governmental Authority; and

        (www)     "TSX" means the Toronto Stock Exchange.

1.2     The following Exhibits form part of this Agreement:

                  Exhibit 1 -- Plan of Arrangement
                  Exhibit 2 -- Exploration Assets
                  Exhibit 3 -- Non-exploration Assets
                  Exhibit 4 -- Outstanding Dynamic Options
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                                        8



                                   ARTICLE 2
                                 INTERPRETATION

2.1 The division of this Agreement into Articles, Sections, subsections and paragraphs, the provision of a table of contents hereto and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

2.2 Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause, subclause or schedule by number or letter or both refer to the article, section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

2.3 In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa and; words importing gender shall include all genders.

2.4 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

2.5 References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

2.6 Unless otherwise specifically designated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

2.7 All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief and general principles of equity).

2.8 All references to the date of this Agreement, "the date hereof" or similar expressions or references shall mean July 20, 2005, except as is expressly provided herein.

2.9 Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian GAAP applied on a consistent basis.

2.10 Whenever used in this Agreement, the words "includes" and "including" and similar terms of inclusion shall not, unless expressly modified by the words "only" or "solely", be construed as terms of limitation, but rather shall mean "includes but is not limited to" and "including but not limited to", so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive.

2.11 In this Agreement, whenever a representation or warranty is made on the basis of the knowledge or awareness of Dynamic or Sequoia, as applicable, such knowledge or awareness consists only of the actual knowledge or awareness, as of the date of this Agreement, of the directors and officers of Dynamic or Sequoia, as applicable, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge.
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                                       9



                                   ARTICLE 3
                          DYNAMIC'S CLOSING CONDITIONS

3.1 The obligation of Dynamic and ExploreCo to complete the transactions contemplated herein are subject to the fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

        (a) the representations and warranties made by Sequoia and AcquisitionCo in Section 7.1 of this Agreement shall be true as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date) except where the failure of such representations and warranties to be true and correct would not, directly or indirectly, adversely affect the completion of the Arrangement in accordance with its terms and Sequoia shall have provided to Dynamic a certificate of an officer of Sequoia Oil & Gas Ltd. certifying as to such matters on behalf of Sequoia on the Effective Date;

        (b) Sequoia shall have provided Dynamic with opinions of Sequoia Counsel satisfactory to Dynamic, acting reasonably, dated the Effective Date and addressed to Dynamic to the effect that:

                  (i) Sequoia is a duly formed and validly subsisting trust organized under the laws of the Province of Alberta;

                  (ii) all necessary proceedings and actions of each of Sequoia and AcquisitionCo have been taken to fully, validly and effectively authorize this Agreement and the transactions contemplated herein, including the Arrangement, the performance by Sequoia and AcquisitionCo of their obligations hereunder and thereunder, and the execution and delivery by Sequoia and AcquisitionCo of this Agreement and all documents to be delivered pursuant hereto;

                  (iii) the execution and delivery by each of Sequoia and AcquisitionCo of this Agreement and all related documents to be delivered pursuant to this Agreement to which Sequoia or AcquisitionCo is a party, the performance by Sequoia and AcquisitionCo of their obligations hereunder and thereunder, and the consummation of the transactions contemplated herein and therein will not:

                          (A) result in the breach of or violate any term or provision of the Sequoia Trust Indenture or any other governing documents of Sequoia or the notice of articles or articles or other governing documents of AcquisitionCo; or

                          (B) violate any provision of law or administrative regulation or, in each case as known to Sequoia Counsel, without special inquiry, any judicial or administrative order, award, judgment or decree applicable to Sequoia; and

                  (iv) this Agreement has been, and the documents delivered pursuant hereto to which Sequoia or AcquisitionCo is a party have been, duly executed and delivered by Sequoia and AcquisitionCo and this Agreement and such other documents are, valid and binding on Sequoia and AcquisitionCo and enforceable against Sequoia and AcquisitionCo in accordance with their terms,

                 Sequoia shall also have provided to Dynamic customary transaction opinions of Sequoia Counsel satisfactory to Dynamic, acting reasonably, pertaining to AcquisitionCo in respect to matters concerning due incorporation; due authorization, execution, delivery, performance and enforceability of the transaction agreements; and to breach of governing documents or violation of laws, which opinions shall be dated the Effective Date and shall be addressed to Dynamic.

                 In giving the foregoing opinions, Sequoia Counsel may rely, in respect of matters governed by the laws of any jurisdiction other than the Province of British Columbia or Alberta, or the laws of Canada applicable therein, upon the opinion of local counsel in such jurisdiction provided that Sequoia Counsel is of the opinion that the opinion of such local counsel is one upon which Sequoia Counsel may properly rely and, in respect of matters of fact, upon certificates of senior officers of Sequoia or any other appropriate persons reasonably acceptable to Dynamic Counsel provided further that such opinion shall be limited to the applicable federal and provincial laws of Canada;

        (c) Sequoia and AcquisitionCo shall have complied in all material respects with their covenants in this Agreement and Sequoia shall have provided to Dynamic a certificate of a senior officer of Sequoia Oil and Gas Ltd. certifying, on behalf of Sequoia and AcquisitionCo, as to such compliance and Sequoia shall have no actual knowledge to the contrary; and

        (d) no later than three (3) business days before the Effective Date, an amount equal to the Cash Consideration payable by AcquisitionCo pursuant to the Arrangement, shall have been deposited with the Depositary in accordance with SECTION 5.2 of the Plan of Arrangement.

The foregoing conditions precedent are for the benefit of Dynamic and ExploreCo and may be waived, in whole or in part, by Dynamic in writing at any time. If any of the conditions precedent shall not be complied with or waived by Dynamic on or before the date required for the performance thereof, Dynamic may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice from Dynamic to Sequoia.

                                   ARTICLE 4
                          SEQUOIA'S CLOSING CONDITIONS

4.1 The obligation of AcquisitionCo and Sequoia to complete the transactions contemplated herein is subject to fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

        (a)       the representations and warranties made by Dynamic in Section
                  6.1 of this Agreement shall be true as of the Effective Date as if made on and as of such date (except for representations and warranties which refer to another date, which shall be true as of that date) except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Dynamic and its subsidiaries, taken as a whole; and Dynamic shall have provided to Sequoia a certificate of an officer of Dynamic certifying as to such matters on the Effective Date and Dynamic shall have no actual knowledge to the contrary;

        (b) Dynamic shall have provided Sequoia with opinions of Dynamic Counsel satisfactory to Sequoia and Sequoia Counsel, acting reasonably, dated the Effective Date and addressed to Sequoia:
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                                       11


                  (i) to the effect that Dynamic is a valid and subsisting corporation under the laws of the Province of British Columbia and has full power and authority to enter into this Agreement and perform its obligations hereunder;

                  (ii) to the effect that all necessary corporate proceedings and actions of Dynamic, have been taken to fully, validly and effectively authorize this Agreement and the Arrangement and the transactions contemplated herein and therein, including the performance by Dynamic of its obligations hereunder and thereunder, and the execution and delivery by Dynamic of this Agreement and all documents delivered pursuant hereto or thereto;

                  (iii) to the effect that the execution and delivery by Dynamic of this Agreement and all related documents delivered pursuant to this Agreement to which Dynamic is a party, the performance by Dynamic of its obligations hereunder and thereunder, and the consummation of the transactions contemplated herein and therein will not:

                           (A) result in the breach of or violate any term or provision of the notices of articles or articles of Dynamic; or

                           (B) violate any provision of law or administrative regulation or, in each case as known to Dynamic Counsel, without special inquiry, any judicial or administrative order, award, judgment or decree applicable to Dynamic, or the Business.

                  (iv) to the effect that this Agreement and the documents delivered pursuant hereto to which Dynamic is a party have been duly executed and delivered by Dynamic and this Agreement is, and such other documents are, valid and binding on Dynamic and enforceable against it in accordance with their respective terms; and

                  (v) as to the authorized and outstanding capital of Dynamic immediately prior to the Effective Date.

                  Dynamic shall also have provided to Sequoia customary transaction opinions of Dynamic Counsel satisfactory to Sequoia, acting reasonably, pertaining to Dynamic's subsidiaries in respect to matters concerning due formation or incorporation (as applicable); due authorization, execution, delivery, performance and enforceability of transaction agreements; and to breach of governing documents or violation of laws, which opinions shall be dated the Effective Date and shall be addressed to Sequoia.

                  In giving such opinions, Dynamic Counsel may rely, in respect of matters governed by the laws of any jurisdiction other than the Provinces of British Columbia or Alberta or, the laws of Canada applicable therein, upon the opinion of local counsel in such jurisdiction provided that Dynamic Counsel is of the opinion that the opinion of such local counsel is one upon which Dynamic Counsel may properly rely and, in respect of matters of fact, upon certificates of senior officers of Dynamic or any other appropriate persons reasonably acceptable to Sequoia Counsel;

        (c) Dynamic shall have complied in all material respects with its covenants in this Agreement and Dynamic shall have provided to Sequoia a certificate of a senior officer certifying as to such compliance and Dynamic shall have no actual knowledge to the contrary;

        (d) Dynamic shall have received in cash the entire gross proceeds payable upon the exercise of those Dynamic Options exercised from the date of this Agreement until the Effective Time and Dynamic shall have provided to Sequoia a certificate of its Chief Financial Officer certifying as to such receipt;

        (e) before giving effect to the transactions contemplated by this Agreement, there shall have been no Material Adverse Change or any condition event or development involving a prospective Material Adverse Change in respect of Dynamic or the Business, except as disclosed in the Dynamic Public Documents (including the Dynamic Financial Statements) prior to the date hereof or except as have been previously disclosed in writing to Sequoia prior to the date hereof;

        (f) the Partnership shall have been created and the Non-Exploration Assets shall have been conveyed to the Partnership pursuant to the Partnership Conveyance Agreement on or before September 1, 2005;

        (g) prior to the Effective Time, all of the outstanding Dynamic Options shall have been exercised, cancelled or otherwise terminated, as evidenced by a certificate from a senior officer of Dynamic confirming that all Dynamic Options have been exercised, cancelled or terminated, or Sequoia shall be otherwise satisfied that the Dynamic Options will no longer represent any right to acquire Dynamic Shares after giving effect to the Arrangement;

        (h) holders of not more than 5% of the issued and outstanding Dynamic Shares shall have exercised rights of dissent in relation to the Arrangement;

        (i) the board of directors of Dynamic shall have made and shall not have changed, withdrawn or modified its endorsement of the Arrangement, its determination that the Arrangement is fair and in the best interests of Dynamic and the Dynamic Shareholders and its recommendation that Dynamic Shareholders vote in favour of the Arrangement;

        (j) each of the members of the board of directors of Dynamic and each of the officers of Dynamic shall have provided their written resignations as directors and officers effective on or before the Effective Date together with a release (satisfactory to Sequoia, acting reasonably) in favour of Dynamic, in exchange for a release of Dynamic (satisfactory to Sequoia acting reasonably) in favour of each of such directors and officers (subject, in each case, to ongoing rights of indemnity in favour of such directors and officers), and the board of directors of Dynamic shall have been reconstituted with nominees of Sequoia as at the Effective Date;

        (k) Sequoia shall be satisfied that there are no outstanding claims or rights or securities which could become claims or rights to Dynamic Shares;

        (l) immediately prior to the Effective Time: (i) the aggregate number of Dynamic Shares, issued and outstanding (including those which may be issued pursuant to the exercise of the then outstanding Dynamic Options) does not exceed 26,467,278; (ii) there are no other shares of Dynamic outstanding; and (iii) no person has any agreement or option or any right or privilege (whether by law, pre-emptive right, by contract or otherwise) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any unissued Dynamic Shares; and Dynamic shall have provided to Sequoia a certificate from Dynamic's registrar and transfer agent as to the issued and outstanding Dynamic Shares, as at the

                  Effective Date and before giving effect to the transactions contemplated pursuant to the Arrangement;

        (m) there shall be no action taken under any existing law, regulation, rule or order, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or regulatory authority or similar agency, domestic or foreign, that imposes any material limitations on the ability of AcquisitionCo to effectively exercise full rights of ownership of the Dynamic Shares, including, without limitation, the right to vote any such shares, or the ability of Sequoia to operate, use and enjoy the Business; and

        (n) Sequoia and the Dynamic Shareholders referred to in Section 1.1(YY) will have executed and delivered Lock-up Agreements on or before 4:00 p.m. on July 21, 2005.

The foregoing conditions precedent are for the benefit of Sequoia and AcquisitionCo and may be waived, in whole or in part, by Sequoia in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Sequoia on or before the date required for the performance thereof, Sequoia may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice to Dynamic.

                                   ARTICLE 5
                            MUTUAL CLOSING CONDITIONS

5.1 The obligations of Sequoia, AcquisitionCo, Dynamic and ExploreCo to complete the transactions contemplated herein and to file the Arrangement Filings in order to give effect to the Arrangement are subject to fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

        (a) on or before September 1, 2005, the Interim Order shall have been granted in form and substance satisfactory to each of Sequoia and Dynamic, each acting reasonably, and such Interim Order shall not have been set aside or modified in a manner unacceptable to Sequoia or Dynamic, each acting reasonably;

        (b) the "Arrangement Resolution" (as defined in the Plan of Arrangement) shall have been passed by the Dynamic Securityholders as required pursuant to the Interim Order and all Applicable Laws, on or before September 29, 2005, in form and substance satisfactory to each of Sequoia and Dynamic, acting reasonably, duly approving the Arrangement in accordance with the Interim Order;

        (c) on or before September 30, 2005, the Final Order shall have been granted in form and substance satisfactory to Sequoia and Dynamic, each acting reasonably;

        (d) the Arrangement shall have become effective on or before September 30, 2005 in accordance with the terms of the Plan of Arrangement;

        (e) there shall be no action taken under any existing applicable law, regulation, rule or order, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or regulatory authority or similar agency, domestic or foreign, that:

                  (i) makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein which are necessary to complete the Arrangement; or

                  (ii) results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

        (f) Dynamic and Sequoia shall have obtained all consents, approvals and authorizations (including, without limitation, all stock exchange, securities commission and other regulatory approvals) required or necessary in connection with the transactions contemplated herein on terms and conditions satisfactory to Dynamic and Sequoia, acting reasonably, and all applicable domestic and foreign statutory or regulatory waiting periods to the transactions contemplated under the Arrangement shall have expired or been terminated, and no objection or opposition shall have been filed, initiated or made by any regulatory authority during any applicable statutory or regulatory period; and

        (g) On or before the Effective Date, either the TSX or the TSX Venture Exchange shall have conditionally approved the listing of the ExploreCo Shares issuable under the Arrangement on terms which ExploreCo is capable of satisfying after giving effect to the Arrangement.

The foregoing conditions are for the mutual benefit of Sequoia and Dynamic and may be waived, in whole or in part, by Sequoia and Dynamic together, at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, Sequoia or Dynamic may, in addition to the other remedies it may have at law or in equity, rescind and terminate this Agreement by written notice to the other parties.

                                   ARTICLE 6
             REPRESENTATIONS AND WARRANTIES OF DYNAMIC AND EXPLORECO

6.1     Dynamic represents, warrants and covenants to Sequoia that:

        (a) Dynamic is duly organized and validly existing under the laws of the Province of British Columbia, has the capacity, power and authority to own or lease its property and assets and carry on its business as now conducted by it;

        (b) at the Effective Date, Dynamic GP will be duly organized and validly existing under the laws of the Province of Alberta and will have the capacity, power and authority to own or lease its property and assets and carry on its business;

        (c) Dynamic is, and at the Effective Date Dynamic GP will be, duly qualified to carry on business and is in good standing in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing will not have a Material Adverse Effect on Dynamic or the Business;

        (d) at the Effective Date, the Partnership will be a validly existing partnership under the laws of the Province of Alberta and will own the Non-exploration Assets;

        (e) at the date hereof Dynamic does not have any subsidiaries other than ExploreCo and at the Effective Date Dynamic will not have any subsidiaries other than ExploreCo;

        (f) Dynamic has all requisite corporate power and authority to enter into this Agreement and, subject to the Dynamic Securityholders approving the Arrangement Resolution pursuant to and in accordance with the Interim Order, all documents to be delivered pursuant hereto to which Dynamic will be a party and, subject to the Dynamic Securityholders approving the Arrangement Resolution pursuant to and in accordance with the Interim Order, to perform its obligations hereunder and thereunder;

        (g) this Agreement has been duly authorized, executed and delivered by Dynamic and all documents to be executed and delivered by Dynamic pursuant to this Agreement will be duly executed and delivered, and this Agreement constitutes, and each of the other documents to be executed and delivered by Dynamic pursuant to this Agreement will, once executed, constitute, a legal, valid and binding obligation of Dynamic enforceable against it in accordance with its terms;

        (h) the execution and delivery of this Agreement and all documents to be delivered pursuant hereto to which Dynamic will be a party, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not:

                  (i) result in the breach of or violate any term or provision of the notice of articles or articles of Dynamic;

                  (ii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, contract, instrument, license, permit or authority to which Dynamic is a party or by which it is bound or to which any of its property is subject;

                  (iii) give to any person any material interest or right, including the right of purchase, termination, cancellation or acceleration under any such agreement, contract instrument, license, permit or authority;

                  (iv) result in the creation of any Encumbrance upon any assets comprised in the Business; or

                  (v) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Dynamic, the Dynamic Shares, or the Business, except to the extent such result or occurrence as set forth in this subsection 6.1(H) does not have a Material Adverse Effect on Dynamic;

        (i) Dynamic has complied with and is in compliance with all laws or regulations applicable to the operation of the Business, including all Applicable Laws and Regulations, except where failure to do so would not have a Material Adverse Effect on Dynamic, and Dynamic has all licenses, permits, orders or approvals of, and has made all required registrations with any government or regulatory body that are material to the conduct of the Business;

        (j) the board of directors of Dynamic, upon consultation with its advisors and upon receipt of a Fairness Opinion, has unanimously approved the Arrangement and Dynamic entering into this Agreement and has determined that (i) the Arrangement is fair to Dynamic Shareholders, (ii) the Arrangement is in the best interests of Dynamic and the Dynamic Shareholders, and

                  (iii) that the board of directors of Dynamic will unanimously recommend that Dynamic Shareholders vote in favour of the Arrangement;

        (k) Dynamic has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission, financial advisory fees or other similar forms of compensation with respect to the transactions contemplated herein, other than: (i) the fee payable pursuant to the financial advisory agreement dated October 8, 2004 entered into between Orion Securities Inc. and Dynamic (the "FINANCIAL ADVISORY FEE"), a copy of which has been provided to Sequoia, and the Financial Advisory Fee will not exceed $1,230,575; and (ii) the fee payable pursuant to the financial advisory agreement dated June 22, 2005 entered into between Peters & Co. Limited and Dynamic (the "FAIRNESS ADVISORY FEE"), a copy of which has been provided to Sequoia, and the Fairness Advisory Fee will not exceed $225,000;

        (l) except as previously disclosed in writing to Sequoia, there are no actions, suits, other legal, administrative or arbitration proceedings or government investigations commenced, or to the knowledge of Dynamic contemplated, at law or in equity or before or by any court or other Governmental Authority and which involve or affect Dynamic, or the Business, including, without limitation, the title to, or ownership of, the Business, which could have a Material Adverse Effect on Dynamic or the Business and, to the best of the knowledge, information and belief of Dynamic, there are no grounds upon which any such actions, suits or proceedings may be commenced with a reasonable likelihood of success;

        (m) as of the date hereof, the authorized capital of Dynamic consists of up to 60 million Dynamic Shares, of which as at the date hereof, 24,558,978 Dynamic Shares are presently issued and outstanding, all of which are issued as fully paid and non-assessable;

        (n) no person has any agreement, option, right or privilege (including, without limitation, whether by law, pre emptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, any of the unissued shares or other securities of Dynamic, except for Dynamic Options to purchase in an aggregate not more than 1,908,300 Dynamic Shares, the particulars of which are set out in EXHIBIT 4 hereto;

        (o) except as disclosed in writing to Sequoia prior to the date hereof, as at the date hereof the minute books of Dynamic are complete, accurate and up to date in all material respects and contain the minutes of all meetings and all resolutions of the directors and shareholders of Dynamic;

        (p) the Dynamic Financial Statements have been prepared in accordance with Canadian GAAP applied on a basis consistent with that of prior periods (except as stated therein) and present fairly the financial position of Dynamic as of the dates provided therein and the results of its operations and the changes in financial position for the periods then ended and reflect all assets, liabilities and obligations (absolute, accrued, contingent or otherwise) of Dynamic as at the dates thereof and in all material respects all accounts receivable included in the Dynamic Financial Statements, except to the extent collected since the date thereof, are bona fide, collectible and not subject to set-off or counterclaim;

        (q) no securities commission, stock exchange or similar regulatory authority has issued any order preventing or suspending trading of any securities of Dynamic, and Dynamic is not in default of any requirement of Applicable Laws;

        (r) the information and statements set forth in the Dynamic Public Documents were true, correct and complete and did not contain any material misrepresentations, as of their respective dates, no material change has occurred in relation to Dynamic which is not disclosed in such public record, and Dynamic has not filed any confidential material change reports which continue to be confidential;

        (s)       since December 31, 2004, Dynamic has:

                  (i)      not amended its articles or notice of articles;

                  (ii) not disposed of any property or assets out of the ordinary course of business and not disposed of any material properties set forth in the Dynamic Reserve Report;

                  (iii) conducted its business in all material respects in the usual, ordinary and regular course and consistent with past practice;

                  (iv) not suffered any Material Adverse Change in its Business;

                  (v) not made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained, except as required under Canadian GAAP;

                  (vi) not paid any bonuses or other unusual payments other than directors fees or as otherwise as disclosed in writing to Sequoia prior to the date hereof;

                  (vii) not issued any guarantees or made any commitments outside the normal course of business other than as disclosed in writing to Sequoia prior to the date hereof;

                  (viii) not incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by Canadian GAAP to be reflected on the balance sheet of Dynamic; and

                  (ix) except as disclosed in writing to Sequoia prior to the date hereof, not entered into or closed any hedge, swap or other like transactions;

        (t) since December 31, 2004, there has been no Material Adverse Change in the affairs, operations, capitalization, financial condition, prospect, licenses, permits, rights or privileges, whether conditional or otherwise, of Dynamic and its subsidiaries on a consolidated basis;

        (u) Dynamic has conducted and is conducting the Business and operations of Dynamic in accordance with good oil and gas industry practice and in compliance in all material respects with all Applicable Laws and Regulations and, in particular, all applicable licensing and environmental legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies applicable to Dynamic of each jurisdiction in which it carries on business, and Dynamic holds all licenses, registrations and qualifications material to its business and assets (and which are necessary or desirable to carry on its business) in all jurisdictions in which it carries on business and where the failure to so conduct business or be in such compliance would have a Material Adverse Effect on the business and operations of Dynamic, taken as a whole, and none of such licenses, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any Material Adverse Effect on the Business and operations of Dynamic, taken as a whole;

        (v) all ad valorem, property, production, severance and similar taxes and assessments, royalties or lease rentals based on or measured by the ownership of property or the production of petroleum substances or the receipts of proceeds therefrom payable by Dynamic in respect of any properties or assets up to the date hereof and to the Effective Time have been or will be properly and fully paid and discharged;

        (w) except as disclosed in writing to Sequoia prior to the date hereof, no officer, director, employee or consultant of Dynamic, any associate or affiliate of any such person or any party not at arm's length to Dynamic owns, has or is entitled to any royalty, net profits interest, carried interest or other Encumbrances of any nature whatsoever which are based on production from Dynamic' properties or assets or any revenue or rights attributed thereto;

        (x) except as have been disclosed in writing to Sequoia prior to the date hereof, there are no written contracts, bonus, severance or other arrangements to which Dynamic is a party with any director, officer, employee or consultant of Dynamic, or any associate or affiliate of any such director, officer, employee or consultant, nor is there any indebtedness owing by Dynamic to any such parties or by any such parties to Dynamic and the aggregate amount payable under all employment contracts, bonus and severance arrangements or obligations, whether by agreement, arrangement or required by law and whether or not in writing, upon the completion of the Arrangement does not exceed $1,773,650 (the "SEVERANCE OBLIGATIONS");

        (y) prior to the Effective Date Dynamic will not implement any shareholder rights plan, amend its existing shareholder rights plan or, except as contemplated in this Agreement, any other form of plan, agreement, contract or instrument that will trigger any rights to acquire Dynamic Shares or other securities of Dynamic or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or on the Arrangement becoming effective;

        (z) all policies of insurance in force as of the date hereof naming Dynamic as an insured have been disclosed to Sequoia, all such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Plan of Arrangement and, in the event such policies expire pursuant to their terms, Dynamic will use reasonable commercial efforts to renew such insurance for at least such period of time as is necessary to have adequate insurance until after the Effective Date;

        (aa) Dynamic has made available to Sproule prior to the issuance of the Dynamic Reserve Report, all information necessary for and material to the accurate assessment of the petroleum and natural gas reserves. None of such information contained a material misrepresentation and (other than as may be affected by the disposition of petroleum and natural gas assets in the ordinary course of its business) Dynamic has no knowledge of any Material Adverse Change to the petroleum and natural gas reserves of Dynamic since the effective date of the Dynamic Reserve Report;

        (bb) Dynamic has renounced all amounts required to be renounced by it under all flow-through agreements to which it is a party and, as at the date hereof, Dynamic has outstanding obligations to incur expenditures of not more than $1,421,838 pursuant to such flow-through agreements;

        (cc) except as has been disclosed in writing to Sequoia prior to the date hereof, Dynamic is not aware of any defects, failures or impairments in the title of Dynamic to its petroleum and natural gas properties or facilities which in aggregate could have a Material Adverse Effect on Dynamic, taken as a whole, or the anticipated cash-flow of Dynamic or the Business;

        (dd)      as of May 1, 2005, Dynamic's liabilities did not exceed
                  $29,000,000;

        (ee) at or before Closing, Dynamic will have duly and timely filed, in proper form, all returns in respect of Taxes under the Tax Act, the Alberta Corporate Tax Act (Alberta), the income tax legislation of any other province of Canada or any foreign country in which it carries on business or to the jurisdiction of which it is otherwise subject, the Mines and Minerals Tax Act (Alberta), the Freehold Mineral Rights Tax Act (Alberta) and similar legislation of other provinces having jurisdiction over the affairs of Dynamic, the Excise Tax Act (Canada) and any sales tax legislation of a province of Canada or any foreign country in which it is liable to pay or remit Taxes for all prior periods in respect of which
                  such filings are  required   and  due  under applicable
                  legislation; such returns are true, complete and correct in all material respects; the tax liability of Dynamic is as shown on such returns; all Taxes payable with respect to periods ending on or prior to May 1, 2005 related to Dynamic have been paid or reflected in the Dynamic Financial Statements and calculated in accordance with Canadian GAAP; all payments by Dynamic to any non-resident of Canada have been made in accordance with all applicable legislation in respect of withholding tax; Dynamic has withheld from each payment made to any of its present or former officers, directors and employees the amount of all Taxes (including, without limitation, income tax) and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority within the time required under any applicable tax legislation; Dynamic has remitted any goods and services tax or sales tax payable by it or collected by it to the proper tax authority within the time required under any applicable tax legislation except for such taxes arising as a result of the creation and existence of the Partnership or which arise as a result of any action or omission taken by AcquisitionCo or Sequoia; Dynamic has made all instalment payments required to be made prior to the date hereof under all applicable tax legislation and will have made on or before the Effective Date all instalment payments required to be made prior to the Effective Date except for such instalment payments arising as a result of the creation and existence of the Partnership or which arise as a result of any action or omission taken by AcquisitionCo or Sequoia; and Dynamic has paid all taxes which are due and payable as at the date hereof and will have paid all taxes due or payable prior to the Effective Date on or before the Effective Date, except for such taxes arising as a result of the creation and existence of the Partnership or which arise as a result of any action or omission taken by AcquisitionCo or Sequoia;

        (ff) there are no outstanding agreements or waivers material to Dynamic extending the statutory period of limitations applicable to any federal, provincial or other income tax return for any period and there are no proposed or issued assessments or reassessments respecting Dynamic material to Dynamic or the Business pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority;

        (gg) Dynamic has received notices of assessment with respect to income tax for all periods ending on or before December 31, 2003 and with respect to goods and services tax for all periods ending on or before March 31, 2005;

        (hh) Dynamic has no liability, contingent or otherwise, for Taxes, other than Taxes not now due and payable with respect to its ordinary operations during the current fiscal period. There are no contingent tax liabilities or any grounds which could reasonably be expected to prompt an assessment or reassessment of Dynamic and Dynamic has not received any indication from any taxing authority that an audit, investigation, assessment or reassessment is proposed or underway, regardless of its merits;

        (ii) as of the Effective Date the Partnership has not had a fiscal year ending on or before Closing and no tax election forms have been completed or filed with respect to the Partnership;

        (jj) as at July 1, 2005, after accounting for income accrued to July 1, 2005 and deductions from the Tax Pools expected as a consequence of the transfer of the Exploration Assets to ExploreCo pursuant to the ExploreCo Conveyance Agreement, Dynamic had Tax Pools of at least the following:

                  (i)      undepreciated capital cost: $nil,

                  (ii)     Canadian oil and gas property expense: $4,000,000,

                  (iii)    Canadian development expense: $10,000,000, and

                  (iv)     Canadian exploration expense: $2,500,000;

        (kk) except as disclosed to Sequoia prior to the date hereof, neither Dynamic nor ExploreCo is party to any written contracts of employment or consulting agreements or collective bargaining agreements and there are no currently existing employment benefit plans, arrangements or agreements, other than health and group insurance plans and customary government plans such as Canada Pension Plan, Employment Insurance and Workers Compensation, to which Dynamic is a party or by which it is bound;

        (ll) to the best of the knowledge of Dynamic, except to the extent that any violation or other matter referred to in this paragraph does not have a Material Adverse Effect on Dynamic, taken as a whole:

                  (i) Dynamic is not in violation of any applicable federal, provincial, municipal or local laws, regulations, orders, government decrees, directives or ordinances with respect to environmental, health or safety matters (collectively, "ENVIRONMENTAL LAWS");

                  (ii) Dynamic has operated the Business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

                  (iii) except as disclosed in writing to Sequoia prior to the date hereof including as disclosed in a report entitled "Environmental Monitoring Programs, St. Albert Gas Plant", prepared by Brian Lundale, Manager Health, Safety and Environment for Dynamic, there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes which have not been rectified on any of the real property owned or leased by Dynamic or under its control;

                  (iv) there have been no releases, deposits or discharges, in violation of Environmental Laws, of any hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Dynamic;

                  (v) no orders, directions or notices of any Governmental Authority have been issued and remain outstanding pursuant to any Environmental Laws relating to the business, assets or operations of Dynamic;

                  (vi) Dynamic has not failed to report to the proper Governmental Authority the occurrence of any event which is required to be so reported by any Environmental Law; and

                  (vii) Dynamic holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of its business and the ownership and use or operation of its assets, all such licenses, permits and approvals are in full force and effect, and except for (A) notifications and conditions of general application to assets of the type owned by Dynamic, and (B) notifications relating to reclamation obligations under the Environmental Protection and Enhancement Act (Alberta), Dynamic has not received any notification pursuant to any Environmental Laws that any work, repairs, construction or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto, or that any license, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

        (mm) Dynamic is a "reporting issuer" or the equivalent thereof in the provinces of British Columbia and Ontario and is a registrant in the United States and is in material compliance with all Applicable Laws of such jurisdictions and the rules and policies of the TSX and NASDAQ and the Dynamic Shares are listed only on the TSX and NASDAQ;

        (nn) except for the approvals contemplated in this Agreement and approvals that have been obtained and other than in the normal course in connection with or in compliance with the provisions of Applicable Laws and, the rules of the TSX and NASDAQ, (i) there is no legal impediment to the consummation by Dynamic of the transactions contemplated by this Agreement or any agreement contemplated hereunder and (ii) other than certain filings in the United States, no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary in connection with the making of this Agreement by Dynamic or the consummation of the transactions contemplated by this Agreement or any agreement contemplated hereunder;

        (oo) all information relating to Dynamic and the Business in the Information Circular shall be true and complete in all material respects and shall not contain any material misrepresentation; and

        (pp) all of the data and information relating to Dynamic, its subsidiaries and the Business provided or disclosed to Sequoia or any of its officers, employees, agents or other representatives in writing was accurate and correct in all material respects as at the date of such data and information.

6.2     ExploreCo represents, warrants and covenants to Sequoia that:

        (a) ExploreCo is duly organized and validly existing under the laws of the Province of Alberta, has the capacity, power and authority to own or lease its property and assets and carry on its business as now conducted by it;

        (b) this Agreement has been duly authorized, executed and delivered by ExploreCo and all documents to be executed and delivered by ExploreCo pursuant to this Agreement including, without limitation, the ExploreCo Conveyance Agreement will be duly executed and delivered, and this Agreement constitutes, and each of the other documents to be executed and delivered by ExploreCo pursuant to this Agreement will, once executed, constitute, a legal, valid and binding obligation of ExploreCo enforceable against it in accordance with its terms;

        (c) the execution and delivery of this Agreement and all documents to be delivered by ExploreCo pursuant hereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not:

                  (i) result in the breach of or violate any term or provision of the articles, by laws or governing documents of ExploreCo;

                  (ii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, contract, instrument, license, permit or authority to which ExploreCo is a party or by which it is bound or to which any of its property is subject;

                  (iii) give to any person any material interest or right, including the right of purchase, termination, cancellation or acceleration under any such agreement, contract instrument, license, permit or authority;

                  (iv) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to ExploreCo;

                  except to the extent such result or occurrence as set forth in this subsection 6.1(H) does not have a Material Adverse Effect on ExploreCo;

        (d) except as disclosed in writing to Sequoia prior to the date hereof, ExploreCo is not party to any written contracts of employment or consulting agreements or collective bargaining agreements and there are no currently existing employment benefit plans, arrangements or agreements, other than health and group insurance plans and customary government plans such as Canada Pension Plan, Employment Insurance and Workers Compensation, to which ExploreCo is a party or by which it is bound;

                                   ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SEQUOIA

7.1 Sequoia and AcquisitionCo jointly and severally represent, warrant and covenant to Dynamic that:

        (a) Sequoia is a trust duly created and validly existing under the laws of Alberta and Sequoia Oil & Gas Ltd. and AcquisitionCo are each a corporate body duly incorporated and organized and validly existing under the laws of Alberta, and each has the requisite power and capacity to undertake its investment activities in the case of Sequoia and to carry on its business in the case of Sequoia Oil & Gas Ltd. and AcquisitionCo as such activities are or such business is now being conducted;

        (b) Sequoia is the registered and beneficial owner of 100% of the outstanding voting shares of Sequoia Oil & Gas Ltd. and the beneficial owner of 100% of AcquisitionCo with good and valid title to all such shares, free and clear of all liens and encumbrances;

        (c) Sequoia has the requisite trust power and capacity to enter into this Agreement and all documents to be delivered pursuant hereto to which Sequoia will be a party and to perform out its obligations hereunder and thereunder. AcquisitionCo has all requisite corporate power and authority to enter into this Agreement and all documents to be delivered pursuant hereto to which AcquisitionCo will be a party and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Sequoia and AcquisitionCo and all documents to be executed and delivered by Sequoia and AcquisitionCo pursuant to this Agreement will be duly executed and delivered, and this Agreement constitutes, and each of the other documents to be executed and delivered by Sequoia or AcquisitionCo pursuant to this Agreement will, once executed, constitute, a legal, valid and binding obligation of Sequoia and AcquisitionCo, as applicable, enforceable against it in accordance with its terms.

        (d) the execution and delivery of this Agreement and all documents to be delivered pursuant hereto to which Sequoia or AcquisitionCo will be a party, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not:

                  (i) result in the breach of or violate any term or provision of the Sequoia Trust Indenture or any term or provision of the notice of articles or articles or other governing documents of AcquisitionCo or any of the subsidiaries of Sequoia;

                  (ii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, contract, instrument, license, permit or authority to which Sequoia or AcquisitionCo is a party or by which either Sequoia or AcquisitionCo is bound or to which any of their property is subject; or

                  (iii) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Sequoia or AcquisitionCo;

                  except to the extent such result or occurrence as set forth in this subsection 7.1(D) will not, directly or indirectly, adversely affect the completion of the Arrangement in accordance with the terms of the Plan of Arrangement;

        (e) completion of the Arrangement will not require the approval of the unitholders of Sequoia;

        (f) Sequoia has made arrangements such that it will have available cash sufficient to permit AcquisitionCo to pay the Cash Consideration payable as partial consideration for the

                  Dynamic Shares pursuant to the Plan of Arrangement and as contemplated in Section 3.1(D) and Section 10.1(K) and will advance the Cash Consideration to AcquisitionCo prior to three
                  (3) business days before the Effective Date to permit AcquisitionCo to satisfy the condition set out in such section and comply with Section 10.1(K); and

        (g) all of the data and information relating to Sequoia and its subsidiaries provided or disclosed to Dynamic or any of its officers, employees, agents or other representatives was accurate and correct in all material respects as at the date of such data and information.

                                   ARTICLE 8
                              COVENANTS OF DYNAMIC

8.1 Dynamic covenants and agrees with Sequoia that, until Closing or the termination of this Agreement (except Section 8.1(I) and 8.1(M) which, as set out in Section 12.4 will survive termination), whichever is the earlier, except with the prior written consent of Sequoia:

        (a) other than as contemplated herein or as otherwise approved by Sequoia in writing, Dynamic will not, directly or indirectly, do or permit to occur any of the following:

                  (i) pursue any corporate acquisition or disposition outside of the ordinary course of business or amalgamation, merger or arrangement or purchase or sale of assets outside of the ordinary course of business or make any material change to the business, capital or affairs of Dynamic;

                  (ii) issue, enter into any agreement to issue or grant any right to acquire (whether absolute or contingent) any securities of Dynamic other than the issuance of Dynamic Shares pursuant to outstanding Dynamic Options;

                  (iii) amend any agreements relating to outstanding Dynamic Options without Sequoia's prior written consent, which consent shall not be unreasonably withheld;

                  (iv) propose or effect any changes in its capital structure or its articles or notice of articles;

                  (v) split, combine or re-classify the outstanding Dynamic Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise in respect of Dynamic Shares;

                  (vi) redeem, purchase or offer to purchase any Dynamic Shares, Dynamic Options or other securities;

                  (vii) reduce the stated capital of Dynamic or any of its outstanding shares;

                  (viii) pay any dividends or make any distributions to the Dynamic Shareholders;

                  (ix) acquire or agree to acquire (by merger, amalgamation, acquisition of securities or assets or otherwise) any person, corporation, partnership or other business or organization or division or, except in the ordinary course of business, any assets or property;

                  (x) conduct any activity or operations that would otherwise be detrimental to completion of the Arrangement;

                  (xi) other than pursuant to commitments entered into by Dynamic prior to the date of the Agreement and disclosed to Sequoia prior to the date hereof, expend any amounts, incur any liabilities, create any Encumbrance on any of its properties or assets, enter into any agreements, arrangements, provide any loans, or make any commitments outside of the ordinary course of business (whether absolute, contingent or otherwise), or make any offers that could result in any agreements or commitments, whether or not in the ordinary course of business (in each case, other than with respect to the Exploration Assets) (A) in respect of capital or operating expenditures, in an amount in excess of $25,000 for any one transaction and $100,000 in aggregate, and (B) in respect of asset acquisitions, in an amount in excess of $100,000 for any one transaction and $100,000 in aggregate;

                  (xii) other than pursuant to commitments entered into by Dynamic prior to the date of this Agreement and disclosed to Sequoia prior to the date hereof, pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

                  (xiii) enter into or close any hedge, swaps or other like transactions;

                  (xiv) other than pursuant to commitments entered into by Dynamic prior to the date of this Agreement and disclosed to Sequoia prior to the date hereof, sell, dispose of, transfer, convey, encumber, surrender, release or abandon the whole or any part of its assets, other than in the ordinary course of business, including through production;

                  (xv) make any payment to any director, officer or employee outside of their ordinary and usual compensation for services provided;

                  (xvi) except as disclosed in writing to Sequoia prior to the date hereof, grant any officer or director an increase in compensation in any form or take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any directors, officers or employees, nor adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan for the benefit of directors, officers or employees except as is necessary to comply with applicable laws or the existing provisions of any such plans or agreement, nor will it make any loan to any director, officer, employee, consultant or any other party not at arm's length with Dynamic;

                  (xvii) terminate any employees which would give rise to liability greater than disclosed in Section 6.1(X);

                  (xviii) take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement;

        (b)       it shall:

                  (i) except as otherwise permitted in this Agreement, conduct its business only in the usual ordinary course of business consistent with past practice (for greater certainty, where it is an operator of any property, it shall operate and maintain such property in the proper and prudent manner in accordance with good industry practice and the agreements governing the ownership and operation of such property) and shall consult with Sequoia in respect of its ongoing business and affairs and keep Sequoia up to date on all material developments related thereto;

                  (ii) provide to Sequoia reports on Dynamic's operations and affairs as may be reasonably requested from time to time by Sequoia;

                  (iii) use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                  (iv) use its reasonable commercial efforts to preserve intact its business organizations and goodwill and to maintain satisfactory relationships with suppliers, distributors, customers, joint operators and others having business relationships with it;

                  (v) promptly notify Sequoia orally and in writing of any Material Adverse Change to Dynamic or the Business, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

                  (vi) it shall retain all of the gross proceeds received from the exercise of Dynamic Options occuring from the date of this Agreement until the Effective Time and may only use such proceeds in a manner permitted by this Agreement;

        (c) it shall not, and shall cause the directors, officers, employees, advisors and other representatives of Dynamic and its subsidiaries ("REPRESENTATIVES") not to, directly or indirectly:

                  (i) solicit, facilitate, initiate, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communication regarding or the making of any proposal or offer that constitutes or may constitute a Dynamic Acquisition Proposal (as defined below) (including, without limitation, by way of furnishing information) any inquiry or the making of any proposal to Dynamic or its shareholders from any person which constitutes, or may reasonably expect it to lead to (in either case whether in one transaction or a series of transactions): (A) an acquisition from Dynamic or its shareholders of any securities of Dynamic; (B) any acquisition of a substantial amount of assets of Dynamic; (C) an amalgamation, arrangement, merger, consolidation of any of Dynamic; or (D) any take-over bid, issuer bid, exchange offer, re-capitalization, liquidation, dissolution, re-organization into a royalty trust or income fund or similar transaction involving any of Dynamic or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Arrangement or which would or could reasonably be expected to materially reduce the benefits of the

                           Arrangement to Sequoia (any such inquiry or proposal in respect of any of the foregoing referred to as a "DYNAMIC ACQUISITION PROPOSAL"). Dynamic shall immediately cease and cause to be terminated, and shall cause its subsidiaries and all Representatives to immediately terminate and cause to be terminated, all existing discussions or negotiations with any person conducted heretofore with respect to, or that could reasonably be expected to lead to a Dynamic Acquisition Proposal. Dynamic shall promptly notify each Representative of its obligations under this
                           Section 8.1(C)(I) and without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any subsidiary of Dynamic or any Representative, whether or not such person is purporting to act on behalf of Dynamic, shall be deemed to be a breach of this Section 8.1(C)(I);

                  (ii) enter into or participate in any discussions or negotiations regarding a Dynamic Acquisition Proposal or, except in the ordinary course of business, furnish any other person any information with respect to the business, properties, operations, prospects or conditions (financial or otherwise) of Dynamic or of a Dynamic Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing; or

                  (iii) waive, or otherwise forbear (except in respect of non-material matters) in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of any rights or other benefits of Dynamic in any confidential information agreement, including, without limitation, any "standstill provision" thereunder;

                  provided that the foregoing shall not prevent the board of directors of Dynamic from responding as required by law to any bona fide unsolicited offer or proposal in writing regarding a Dynamic Acquisition Proposal from a third party (provided that prior to providing any additional information, such third party first enters into a confidentiality agreement substantially similar to the confidentiality agreement provided to Sequoia and which confidentiality agreement shall not in any way restrict disclosure to Sequoia by Dynamic, including disclosure of prospective discussions and negotiations between Dynamic and such third party) or making any disclosure to its shareholders with respect thereto, if and only to the extent that such third party has demonstrated that the funds or other consideration necessary for the Dynamic Acquisition Proposal are available and Dynamic's board of directors shall have concluded in good faith after receiving advice of its financial advisors, that such Dynamic Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction financially more favourable to Dynamic and the Dynamic Securityholders than the Arrangement, and after considering applicable law and written advice of its outside counsel, that any such response in connection with such Dynamic Acquisition Proposal is necessary in order for the board of directors of Dynamic to act in a manner consistent with its fiduciary duties under applicable law and after giving effect to all proposals to adjust the terms and conditions of this Agreement and the Arrangement which may be offered by Sequoia during the 48 hours notice period set forth below. Dynamic shall give Sequoia orally and in writing at least 48 hours advance notice of any meeting of the board of directors of Dynamic to accept, recommend, approve or implement a Dynamic Acquisition Proposal and such notice shall include the principal business terms and conditions of the Dynamic Acquisition Proposal and the general attributes of any non cash consideration;

        (d) it will notify Sequoia immediately if any inquiries or proposals contemplated by subsection 8.1(C) are received by Dynamic, its subsidiaries or Representatives and the details of any such inquiries or proposals, or if any such information is requested from or any such negotiations or discussions are sought to be initiated or conducted with Dynamic, its subsidiaries or Representatives;

        (e) if any information is provided to a third party after the execution of this Agreement for the purpose of assisting that third party in making an offer or proposal to it or its shareholders which has not been previously made available to Sequoia, such information will simultaneously be provided to Sequoia;

        (f) it will keep Sequoia fully informed as to the decisions required with respect to the most advantageous methods of exploring, operating and producing from the Business;

        (g) it will use reasonable commercial efforts to cooperate with Sequoia to enable an orderly integration of the business and affairs of Dynamic with Sequoia after the Effective Date;

        (h) it will make available and cause to be made available to Sequoia, its agents and advisors, as Sequoia may reasonably request, all documents and agreements in any way relating to or affecting the Business, or the business, operations, prospects, affairs or financial status o Dynamic and its subsidiaries (including without limitation, any correspondence between Dynamic and its advisors or any Governmental Authority and all minute books) and it will provide Sequoia with access to Dynamic's premises, field operations, records, computer systems and employees and such other documents or agreements as may be necessary to enable Sequoia to verify the truth of the representations and warranties of Dynamic herein and compliance by Dynamic with the terms and conditions hereof, except where
                  Dynamic is contractually precluded from making such document or agreement available, and cooperate with Sequoia in securing access for Sequoia to any such documentation not in the possession or under the control of Dynamic;

        (i) it will not disclose to any person, other than officers, directors and key employees and professional advisors of Dynamic or its subsidiaries, any confidential information relating to Sequoia or its affiliates except such confidential information required to be disclosed by law or otherwise known to the public;

        (j) it will not take any action or omit to take any action which results in a reduction of the Tax Pools of Dynamic except for actions contemplated by the Plan of Arrangement or the ExploreCo Conveyance Agreement, through the ordinary course of business or as a result of any flow-through share renunciation associated with flow-through share issuances completed prior to the date of this Agreement;

        (k) it will not make any elections or designations under the Tax Act on or before the Effective Date without the written consent of Sequoia, which consent shall not be unreasonably withheld;

        (l) it will not take any action that would render, or that may reasonably be expected to render, any representation or warranty made by Dynamic in this Agreement untrue at any time prior to the Effective Time;

        (m) it shall indemnify and save harmless Sequoia and the directors, officers and agents of Sequoia from and against any and all liabilities, claims demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Sequoia, or any director, officer, advisor or agent thereof, may be subject or which Sequoia, or any director, officer or agent thereof, may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any misrepresentation or alleged misrepresentation in the Information Circular relating or any material in respect of Dynamic or its affiliates filed in compliance or intended compliance with Applicable Laws;

        (n) it will use its reasonable commercial efforts to fulfill or cause the fulfilment of the conditions set forth in Sections
                  4.1 and 5.1, to the extent the fulfilment of the same is within the control of Dynamic;

        (o) it will forthwith file, proceed with and diligently prosecute an application to the Court under the BCBCA for an Interim Order of the Court with respect to the matters pertaining to the Arrangement and acceptable to Sequoia, acting reasonably;

        (p)       it will:

                  (i) forthwith carry out the terms of the Interim Order to the extent applicable to it;

                  (ii) convene the Meeting and solicit proxies to be voted at the Meeting in favour of the Arrangement;

                  (iii) provide notice to Sequoia of the Meeting and allow Sequoia's representatives to attend the Meeting unless such attendance is prohibited by rules governing such Meeting; and

                  (iv) conduct the Meeting in accordance with the Interim Order, the articles of Dynamic and any instrument governing such Meeting, as applicable, and as otherwise required by law;

        (q) it will prepare (in consultation with Sequoia), file and distribute to the Dynamic Securityholders, in a timely, and expeditious manner the Information Circular, and any amendments or supplements to the Information Circular, and will include the Fairness Opinion as a schedule thereto, all as required by the Interim Order or by applicable law, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of issue thereof;

        (r) subject to the provisions of Section 8.2, it will include in the Information Circular the unanimous recommendation of the board of directors of Dynamic that the Dynamic Shareholders vote in favour of the Arrangement;

        (s) it will, subject to the approval of the Arrangement in accordance with the provisions of the Interim Order, forthwith file, proceed with and diligently prosecute an application for the Final Order;

        (t) it will forthwith carry out the terms of the Final Order to the extent applicable to Dynamic and will forthwith file the Arrangement Filings, with the Registrar;

        (u) except for proxies and other non-substantive communications with Dynamic Securityholders, Dynamic will furnish promptly to Sequoia a copy of each notice, report, schedule or other document delivered, filed or received by Dynamic in connection with: (i) the Arrangement; (ii) the Meeting; (iii) any filings under Applicable Laws; and (iv) any dealings with regulatory agencies in connection with the transactions contemplated herein;

        (v) it will make other necessary filings and applications under Applicable Laws required on the part of Dynamic or ExploreCo in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Applicable Laws;

        (w) it will promptly advise Sequoia of the number of Dynamic Shares for which Dynamic has received notices of dissent (if required by the Interim Order) or written objections to the Arrangement and will provide Sequoia with copies of such notices or written objections; and

        (x) it will not, unless approved by Sequoia in advance and in writing, which approval shall not be unreasonably withheld, amend the ExploreCo Conveyance Agreement in any manner whatsoever.

8.2 Notwithstanding the representation in subsection 6.1(J) and the covenant in Section 8.1(R)and subject to compliance with subsection 8.1(C), if prior to the completion of the Arrangement, another bona fide Dynamic Acquisition Proposal is proposed, offered or made to the holders of Dynamic Shares or to Dynamic which, in the reasonable opinion of the board of directors of Dynamic, after consultation with its financial advisors, would result in a financially superior transaction, directly or indirectly, for the holders of Dynamic Shares than that contemplated by the Arrangement, the board of directors of Dynamic may withdraw, modify or change the recommendation regarding the Arrangement if, in the opinion of such board of directors acting reasonably and upon the advice of its outside legal counsel, such withdrawal, modification or change is required in discharge of the fiduciary duties of the board of directors of Dynamic.

8.3 Dynamic agrees to pay to Sequoia in cash (on the date of the occurrence of any event below) the amount of $2,160,000 (the "SEQUOIA BREAK FEE") if:

        (a) the board of directors of Dynamic fails to recommend that Dynamic Securityholders vote in favour of the Arrangement or the board of directors of Dynamic withdraws, modifies or changes its recommendation to Dynamic Securityholders to vote in favour of the Arrangement (other than as a result of and in direct response to a material breach by Sequoia of its obligations under this Agreement that would or reasonably could be expected to result in the non-satisfaction of the conditions precedent to the closing of the transactions contemplated by this Agreement or a material misrepresentation by Sequoia of any of its representations or warranties contained in this Agreement);

        (b) a bona fide Dynamic Acquisition Proposal has been announced by any third party and has not been withdrawn prior to the date of the Meeting to all or substantially all holder of Dynamic Shares, the Arrangement is not approved by the requisite majority of Dynamic Securityholders at the Meeting and such Dynamic Acquisition Proposal is implemented within 180 days of the Meeting;

        (c) a breach or non-performance by Dynamic of any of its obligations, covenants, agreements, representations and warranties in the Agreement (except where such breach is itself the result of a material breach or non-performance by Sequoia of any of its obligations, representations, warranties or covenants contained in this Agreement) which breach or non-performance makes it impossible or unlikely that all of the conditions of the Arrangement will be satisfied, and which Dynamic fails to cure within five business days after receipt of written notice thereof from Sequoia (except that no cure period shall be provided for a breach by Dynamic which by its nature cannot be cured and in no event shall a cure period extend beyond Closing).

8.4 Dynamic acknowledges that the payment amount set out in Section 8.3 constitutes liquidated damages and is a genuine pre-estimate of the damages which Sequoia will suffer or incur in the event of the occurrence of one of the events set forth above, and Sequoia will not be able to seek further damages or participate in any legal action or suits in connection with such events.

8.5 Dynamic covenants and agrees with Sequoia that it will assist and cooperate with Sequoia in its applications to have Dynamic's Shares delisted from the TSX and NASDAQ upon Closing.

                                   ARTICLE 9
                             COVENANTS OF EXPLORECO

9.1 ExploreCo covenants and agrees with Sequoia that, until Closing or the termination of this Agreement, whichever is the earlier, except with the prior written consent of Sequoia:

        (a) other than as contemplated herein or as otherwise approved by Sequoia in writing, ExploreCo will not, directly or indirectly, do or permit to occur any of the following:

                  (i) carry on any business, enter into any transaction or effect any corporate act whatsoever;

                  (ii) issue, enter into any agreement to issue or grant any right to acquire (whether absolute or contingent) any securities of ExploreCo other than pursuant to a private placement of up to $4,000,000 of common shares of ExploreCo; or

                  (iii) it will not, unless approved by Sequoia in advance and in writing, which approval shall not be unreasonably withheld, amend the ExploreCo Conveyance Agreement in any manner whatsoever;

        (b) it will not disclose to any person, other than officers, directors and key employees and professional advisors of ExploreCo, any confidential information relating to Sequoia or its affiliates except Sequoia Information required to be disclosed by law or otherwise known to the public; and

        (c) it will not take any action that would render, or that may reasonably be expected to render, any representation or warranty made by ExploreCo in this Agreement untrue at any time prior to the Effective Time.

9.2     ExploreCo covenants and agrees with Sequoia that:

        (a) it will forthwith carry out the terms of the Final Order to the extent applicable to ExploreCo; and

        (b) it shall indemnify and save harmless Sequoia and the directors, officers, advisors and agents of Sequoia from and against any and all liabilities, claims demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Sequoia, or any director, officer, advisor or agent thereof, may be subject or which Sequoia, or any director, officer, advisor or agent thereof, may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

                  (i) the breach by ExploreCo of any of the terms of this Agreement; or

                  (ii) any representation or warranty made by ExploreCo herein not being true or ceasing to be true.

                                   ARTICLE 10
                              COVENANTS OF SEQUOIA

10.1 Sequoia and AcquisitionCo covenant and agrees with Dynamic that, until the Closing or the termination of this Agreement (except Sections 10.1(F) and 10.1(H) which, as set out in Section 12.4, will survive termination), whichever is the earlier:

        (a) other than as contemplated herein, Sequoia and its subsidiaries will not do any of the following:

                  (i) conduct any activity or operations that would otherwise be detrimental to the Arrangement; or

                  (ii) take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement;

        (b) Sequoia shall promptly notify Dynamic orally and in writing of any Material Adverse Change in its business;

        (c) Sequoia and AcquisitionCo will use their reasonable commercial efforts to fulfil or cause the fulfilment of the conditions set forth in Sections 3.1 and 5.1 as soon as reasonably possible to the extent the fulfilment of the same is within the control of Sequoia and AcquisitionCo ;

        (d) Sequoia and AcquisitionCo will assist Dynamic in the preparation of the Information Circular and provide to Dynamic, in a timely and expeditious manner, all information as may be reasonably requested by Dynamic or is required by the Interim Order or applicable law, with respect to Sequoia and its subsidiaries, the Arrangement and the transactions to be completed at the Meeting for inclusion in the Information Circular and any amendments or supplements to the Information Circular, in each case complying in all material respects with all applicable legal requirements on the date of issue thereof;

        (e) from and after the Effective Date, Sequoia and AcquisitionCo will cause Dynamic or any successor to Dynamic to: (i) fulfil its obligations pursuant to indemnities provided or available to past and present directors and officers of Dynamic pursuant to the provisions of the articles of Dynamic and applicable corporate legislation and any written indemnity agreements between Dynamic and its past and present directors and officers, and (ii) maintain any trailing liability or "run off" insurance secured by Dynamic for Dynamic's past and present directors and officers and not take any action to terminate such insurance;

        (f) Sequoia shall indemnify and save harmless Dynamic and the directors, officers, advisors and agents of Dynamic from and against any and all liabilities, claims demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which

                  Dynamic, or any director, officer, advisor or agent thereof may be subject or which Dynamic, or any director, officer or agent thereof, may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of any misrepresentation or alleged misrepresentation in any material in respect of Sequoia or Sequoia Commercial Trust filed in compliance or intended compliance with Applicable Laws;

        (g) Sequoia and AcquisitionCo will forthwith carry out the terms of the Interim Order and the Final Order to the extent applicable to Sequoia and AcquisitionCo provided that nothing shall require Sequoia or AcquisitionCo to consent to any material modification of this Agreement, the Arrangement or the obligations of Sequoia and AcquisitionCo hereunder or thereunder;

        (h) Sequoia and AcquisitionCo will not disclose to any person, other than officers, directors and key employees and professional advisors of Sequoia, any confidential information relating to Dynamic or its affiliates except information disclosed in the Information Circular, required to be disclosed by law or otherwise known to the public;

        (i) Sequoia and AcquisitionCo will not take any action that would render, or that may reasonably be expected to render, any representation or warranty made by Sequoia and AcquisitionCo in this Agreement untrue at any time prior to the Effective Time;

        (j) Sequoia and AcquisitionCo will make all necessary filings and applications under Applicable Laws and Regulations required on the part of Sequoia and AcquisitionCo in connection with the transactions contemplated herein and take all reasonable commercial action necessary to be in compliance with such laws and regulations; and

        (k) Sequoia and AcquisitionCo will take all necessary actions to give effect to the transactions contemplated by this Agreement and the Arrangement, including, without limitation, if the Final Order is obtained and subject to the fulfilment or the waiver of each of the conditions referred to in Article 3, (other than the conditions in Section 3.1(D), 4 and 5, on or before three Business Days prior to the Effective Date, 2005 AcquisitionCo will, and Sequoia will cause AcquisitionCo to, deposit with the Depositary the cash consideration payable by AcquisitionCo pursuant to the Arrangement in the amount of the Cash Consideration together with an irrevocable direction authorizing and directing the Depositary to pay the Cash Consideration payable pursuant to the Arrangement to the Dynamic Shareholders who are entitled to receive the Cash Consideration pursuant to and in accordance with the terms and conditions of the Plan of Arrangement;

10.2 Sequoia agrees to pay to Dynamic in cash (on the date of the occurrence of any event below) the amount of $2,160,000 (the "DYNAMIC BREAK FEE") in the event of a breach or non-performance by Sequoia of any of its obligations, representations and warranties in this Agreement, which breach or non-performance individually or in the aggregate would or reasonably could be expected to result in the non-satisfaction of the conditions precedent to the closing of the transactions contemplated by this Agreement or a material misrepresentation by Sequoia of any of its representations or warranties contained in this Agreement, and which Sequoia fails to cure within five business days after receipt of written notice thereof from Dynamic (except that no cure period shall be provided for a breach by Sequoia which by its nature cannot be cured and in no event shall any cure period extend beyond Closing), except where such breach is itself directly the result of a material breach or non-performance by Dynamic of any of its representations, warranties or covenants contained in this Agreement.

10.3 Sequoia acknowledges that the payment amount set out in Section 10.2 constitutes liquidated damages and is a genuine pre-estimate of the damages which Dynamic will suffer or incur in the event of the occurrence of one of the events set forth above, and Dynamic will not be able to seek further damages or participate in any legal action or suits in connection with such events.

10.4 After the Closing, Sequoia shall cause Dynamic to incur sufficient expenditures to fullfil all of Dynamic's outstanding obligations under all flow-through agreements to which it is a party.

                                   ARTICLE 11
                             LIMITATION OF LIABILITY

11.1 The parties hereto acknowledge that Sequoia Oil & Gas Ltd. (the "ADMINISTRATOR") is entering into this agreement solely in its capacity as administrator on behalf of Sequoia and the obligations of Sequoia hereunder shall not be personally binding upon the Administrator or any of the unitholders of Sequoia (a "UNITHOLDER") such that any recourse against Sequoia, the trustee of Sequoia or the Administrator or any Unitholder in any manner in respect of any indebtedness, obligation or liability of Sequoia arising hereunder or arising in connection herewith or from the matters to which this agreement relates, if any, including without limitation claims based in contract, on negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Fund as defined in the Trust Indenture dated March 16, 2005, as amended, restated or replaced from time to time, relating to Sequoia.

                                   ARTICLE 12
                                   TERMINATION

12.1 Notwithstanding any other rights contained herein, Sequoia may terminate this Agreement provided that it is not materially in default of any of its representations, warranties or covenants under this Agreement upon notice to Dynamic:

        (a) if the Plan of Arrangement is amended, modified or supplemented in any manner unacceptable to Sequoia, acting reasonably;

        (b) if the Information Circular is not mailed by Dynamic to the Dynamic Shareholders in compliance with Applicable Laws on or prior to September 1, 2005;

        (c) if the Interim Order is set aside or modified in a manner unacceptable to Sequoia, acting reasonably, on appeal or otherwise;

        (d) if the Arrangement is not approved by Dynamic Securityholders in accordance with the terms of the Interim Order and all Applicable Laws on or before September 29, 2005;

        (e) if the Final Order has not been granted in form and substance satisfactory to Sequoia, acting reasonably on or before September 29, 2005;

        (f) if the Arrangement has not become effective on or before September 30, 2005;

        (g)       if the Sequoia Break Fee shall have become payable;

        (h) if the Dynamic Break Fee shall have become payable and been paid by Sequoia;

        (i) if the Court, or any other court or a Governmental Authority shall have issued an order or taken any other action, in each case which has become final and non appealable and which restrains, enjoins or otherwise prohibits the Arrangement; or

        (j) upon any other circumstances hereunder that give rise to a termination of this Agreement by Sequoia, including those set forth in Sections 4.1 and 5.1 hereof.

12.2 Notwithstanding any other rights contained herein, Dynamic may terminate this Agreement provided that it is not materially in default of any of its representations, warranties or covenants under this Agreement upon notice to Sequoia:

        (a) if the Plan of Arrangement is amended, modified or supplemented in any manner unacceptable to Dynamic and the board of directors of Dynamic, in each case acting reasonably;

        (b) if the Interim Order is set aside or modified in a manner unacceptable to Dynamic, acting reasonably, on appeal or otherwise;

        (c) if the Arrangement is not approved by Dynamic Securityholders in accordance with the terms of the Interim Order and all Applicable Laws on or before September 29, 2005;

        (d) if the Final Order has not been granted in form and substance satisfactory to Dynamic, acting reasonably on or before September 29, 2005;

        (e) if the Arrangement has not become effective on or before September 30, 2005;

        (f) if Sequoia Break Fee shall have become payable and been paid by Dynamic;

        (g)       if the Dynamic Break Fee shall have become payable;

        (h) if the Court, or any other court or a Governmental Authority shall have issued an order or taken any other action, in each case which has become final and non appealable and which restrains, enjoins or otherwise prohibits the Arrangement; or

        (i) upon any other circumstances hereunder that give rise to a termination of this Agreement by Dynamic including those set forth in Sections 3.1 and 5.1 hereof.

12.3 Unless otherwise provided herein, the exercise by any party of any right of termination hereunder shall be without prejudice to any other remedy available to such party.

12.4 If this Agreement is validly terminated pursuant to any provision of this Agreement:

        (a) the parties shall return all materials and copies of all materials delivered to Dynamic or Sequoia, as the case may be, or their agents and, except for the rights and obligations set forth in this Section and Sections 8.1(I), 8.1(M), 8.3, 10.1(F), 10.1(H), 10.2, 15.1, 22.1 and 22.2 (which shall survive any termination of this Agreement and continue in full force and effect), no party shall have any further obligations to any other party hereunder with respect to this Agreement; and

        (b) if, prior to the termination of this Agreement, Dynamic has taken any steps to create the Partnership and convey the Non-exploration Assets to the Partnership pursuant to the

                  Partnership Conveyance Agreement, Sequoia shall indemnify Dynamic for the costs (including transfer and other incremental taxes) reasonably incurred to create the Partnership and convey the Non-exploration Assets to the Partnership and to dissolve the Partnership, including, but not limited to, the costs to convey the Non-exploration Assets from the Partnership to Dynamic.

                                   ARTICLE 13
                                    AMENDMENT

13.1 This Agreement may, at any time and from time to time before or after the holding of the Meeting, be amended by written agreement of the parties hereto without further notice to or authorization on the part of their respective shareholders, and any such amendment may, without limitation:

        (a) change the time for performance of any of the obligations or acts of the parties hereto;

        (b) waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

        (c) waive compliance with or modify any of the covenants or conditions herein contained and waive or modify performance of any of the obligations of the parties hereto;

        provided that any such amendment may not reduce or materially adversely affect the consideration to be received by a Dynamic Securityholder.

                                   ARTICLE 14
                                      COSTS

14.1 Except as contemplated in the Arrangement and herein, each party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby.

                                   ARTICLE 15
                                   DISCLOSURE

15.1 Unless previously issued, upon execution of this Agreement, the parties hereto shall issue a joint press release which announces that the parties hereto have entered into a formal agreement providing for the implementation of the Arrangement. No party hereto shall disclose, by press release, any aspect of the transactions contemplated hereby without prior consent of the other party. Notwithstanding the foregoing, if either party is required by law or administrative regulation to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that party will inform, to the extent reasonably feasible, the other party as to the wording of such disclosure prior to its being made.

                                   ARTICLE 16
                                     NOTICES

16.1 The address for service of each of the parties hereto shall be as follows:

        if to Sequoia:

                  Sequoia Oil & Gas Trust
                  1200, 500 - 4th Avenue S.W.

                  Calgary, Alberta T2P 2V6
                  Telecopier No.:  (403) 770-6303
                  Attention:       Bradley Johnson and Paul Beliveau

        with a copy to:

                  Gowling Lafleur Henderson LLP
                  1400, 700 - 2nd Street S.W.
                  Calgary, AB T2P 4V5
                  Telecopier No.:  (403) 263-9193
                  Attention:       Jeffrey Dyck

        if to Dynamic or ExploreCo:

                  Dynamic Oil & Gas, Inc.
                  230 - 10991 Shellbridge Way
                  Richmond, British Columbia  V6X 3C6
                  Telecopier No.:  (604) 214-0551
                  Attention: Don K. Umbach, Vice President,
                                            Chief Operating Officer

        with a copy to:

                  McCarthy Tetrault LLP
                  Suite 3300, 421 - 7th Avenue S.W.
                  Calgary, AB T2P 4K9
                  Telecopier No.:  (403) 260-3501
                  Attention:       Ian Bock


                                   ARTICLE 17
                                      TIME

17.1    Time shall be of the essence in this Agreement.

                                   ARTICLE 18
                                ENTIRE AGREEMENT

18.1    This Agreement:

        (a) from the date hereof constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and

        (b) is not intended to confer upon any other person any rights or remedies hereunder unless expressly provided for herein.

                                   ARTICLE 19
                                  SEVERABILITY

19.1 If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

        (a) the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

        (b) the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

                                   ARTICLE 20
                               FURTHER ASSURANCES

20.1 Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

                                   ARTICLE 21
                                  GOVERNING LAW

21.1 This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and applicable laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Alberta.

21.2 Each party hereto hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

21.3 Each of the parties hereto hereby irrevocably and unconditionally consents to and submits to the jurisdiction of the courts of the Province of Alberta in respect of all actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

                                   ARTICLE 22
                            THIRD PARTY BENEFICIARIES

22.1 Subsection 8.1(M) hereof is intended for the benefit of the present and former directors and officers of Sequoia and shall be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively the "SEQUOIA THIRD PARTY BENEFICIARIES") and Sequoia and any successor to Sequoia shall hold the rights and benefits of this Section 22.1 in trust for and on behalf of the Sequoia Third Party Beneficiaries and Sequoia hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Sequoia Third Party Beneficiaries, and such are in addition to, and not in substitution for, any other rights that any Sequoia Third Party Beneficiary may have by contract or otherwise.

22.2 Subsections 10.1(E) and 10.1(F) hereof are intended for the benefit of the present and former directors and officers of Dynamic and shall be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively the "DYNAMIC THIRD PARTY BENEFICIARIES") and Dynamic and ExploreCo and any successors to Dynamic and ExploreCo shall hold the rights and benefits of this Section 22.2 in trust for and on behalf of the Dynamic Third Party Beneficiaries and Dynamic and ExploreCo hereby accept such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Dynamic Third Party Beneficiaries, and such are in addition to, and not in substitution for, any other rights that any Dynamic Third Party Beneficiary may have by contract or otherwise.

                                   ARTICLE 23
                            EXECUTION IN COUNTERPARTS

23.1 This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and counterparts collectively are to be conclusively deemed one instrument.

                                   ARTICLE 24
                                     WAIVER

24.1 No waiver by any party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

                                   ARTICLE 25
                            ENUREMENT AND ASSIGNMENT

25.1 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party hereto without the prior consent of the other party hereto except that Sequoia may assign all or a portion of its rights under this Agreement to any subsidiary of Sequoia, but no assignment shall relieve Sequoia of its obligations hereunder.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF the parties hereto have executed this Agreement.

                                 SEQUOIA OIL & GAS TRUST BY ITS ADMINISTRATOR
                                 SEQUOIA OIL & GAS LTD.

                                 Per: /s/Bradley Johnson
                                      ------------------
                                      BRADLEY JOHNSON,
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 Per: /s/John Zang
                                      ------------
                                      JOHN ZANG,
                                      SECRETARY

                                 DYNAMIC OIL & GAS, INC.

                                 Per: /s/Wayne Babcock
                                      ----------------
                                      WAYNE BABCOCK,
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 Per: /s/Don Umbach
                                      -------------
                                      DON UMBACH,
                                      VICE PRESIDENT AND CHIEF OPERATING OFFICER

                                 SHELLBRIDGE OIL & GAS, INC.

                                 Per: /s/Wayne Babcock
                                      ----------------
                                      WAYNE BABCOCK,
                                      PRESIDENT

                                 Per: /s/Don Umbach
                                      -------------
                                      DON UMBACH,
                                      CHIEF FINANCIAL OFFICER

                                 0730008 B.C. LTD.

                                 Per: /s/Bradley Johnson
                                      ------------------
                                      BRADLEY JOHNSON,
                                      PRESIDENT

                                 Per: /s/John Zang
                                      ------------
                                      JOHN ZANG,
                                      SECRETARY

                                    EXHIBIT 1

                               PLAN OF ARRANGEMENT

                               PLAN OF ARRANGEMENT
                  UNDER THE PROVISIONS OF DIVISION 5 OF PART 9
               OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

                                  ARTICLE 1 -
                                 INTERPRETATION

1.1      Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"ACQUISITIONCO" means 0730008 B.C. Ltd., a corporation incorporated under the laws of British Columbia;

"ACQUISITIONCO NOTE" means the demand interest-free promissory note issued by AcquisitionCo in favour of Shareholders (other than Dissenting Shareholders) forming part of the consideration paid by AcquisitionCo for the Dynamic Shares, such promissory note having a principal amount equal to the ExploreCo Principal Amount, which note is to be assigned and transferred by the Shareholders to ExploreCo in accordance with this Plan of Arrangement and, following such assignment and transfer, shall mean the promissory note of AcquisitionCo then held by ExploreCo;

"ARRANGEMENT" "HEREIN", "HEREOF" "HERETO" HEREUNDER" and similar expressions mean and refer to the arrangement under the provisions of Division 5 of Part 9 of the BCBCA on the terms and conditions set out in this Plan of Arrangement, as supplemented, modified or amended, and not to any particular article, section or parties hereof;

"ARRANGEMENT AGREEMENT" means the agreement made and effective as of July 20, 2005, among Dynamic, Sequoia, ExploreCo and AcquisitionCo with respect to the Arrangement and all amendments thereto;

"ARRANGEMENT FILINGS" means the records and information provided to the Registrar under section 292(a) of the BCBCA that the Registrar requires and the records filed under section 292(a) of the BCBCA that the Registrar requires to give effect to any provision of the Arrangement, together with a copy of the entered Final Order;

"ARRANGEMENT RESOLUTION" means the special resolution in respect of the Arrangement to be considered at the Meeting, the full text of which is attached as [APPENDIX [B]] to the Information Circular;

"BCBCA" means the Business Corporations Act (British Columbia), S.B.C. 2002,
c. 57;

"BOARD OF DIRECTORS" OR "BOARD" means the board of directors of Dynamic;

"BUSINESS DAY" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary and the City of Vancouver for the transaction of banking business;

"CANADIAN RESIDENT" means a person who is a resident or deemed to be a resident of Canada for purposes of the ITA;

"CASH CONSIDERATION" means the cash payment of $1.71 for each Dynamic Share payable pursuant to section 3.1.2(d)(i);

"COURT" means the Supreme Court of British Columbia;

"DEPOSITARY" means CIBC Mellon Trust Company or such other trust company as may be designated by Dynamic;

"DEPOSITARY AGREEMENT" means an agreement entered into between Dynamic, AcquisitionCo and the Depositary in respect of the Arrangement and the deposit and disbursement of the Cash Consideration;

"DISSENTING SHAREHOLDER" means a registered Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

"DISSENT PROCEDURES" has the meaning set out in section 4.1;

"DYNAMIC" means Dynamic Oil & Gas, Inc., a corporation incorporated under the laws of British Columbia;

"DYNAMIC OPTIONS" means the options issued by Dynamic entitling the holders thereof to acquire Dynamic Shares;

"DYNAMIC SHARES" means the common shares of Dynamic as constituted on July [ ], 2005;

"EFFECTIVE DATE" means the date on which the Arrangement Filings are filed with the Registrar;

"EFFECTIVE TIME" means the time on the Effective Date at which the Arrangement Filings are filed with the Registrar;

"EXPLORATION ASSETS" means the assets owned by Dynamic and to be sold to ExploreCo pursuant to, and as specifically described in, the Exploration Conveyance Agreement;

"EXPLORATION CONVEYANCE AGREEMENT" means the oil and gas asset purchase agreement to be entered into between Dynamic and ExploreCo effecting the sale by Dynamic to ExploreCo of the Exploration Assets, in substantially the form set out in Exhibit 4 to the Arrangement Agreement;

"EXPLORECO" means Shellbridge Oil & Gas, Inc., a corporation incorporated under the laws of Alberta;

"EXPLORECO NOTE" means the demand interest-free promissory note issued by ExploreCo in favour of Dynamic forming the consideration paid by ExploreCo for the Exploration Assets, such promissory note having a principal amount equal to the ExploreCo Principal Amount;

"EXPLORECO PRINCIPAL AMOUNT" means $30,925,000;

"EXPLORECO SHARES" means the common shares of ExploreCo;

"FINAL ORDER" means the final order of the Court approving the Arrangement under section 291 of the BCBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

"HOLDER" means, when used with reference to any Dynamic Shares or Dynamic Options, the holder of such securities shown from time to time on the central securities register or the register of Dynamic Options maintained by or on behalf of Dynamic in respect of such securities;

"INFORMATION CIRCULAR" means the information circular - proxy statement of Dynamic to be mailed to the Securityholders in connection with the holding of the Meeting;

"INTERIM ORDER" means the interim order of the Court dated August [ ], 2005 under section 291 of the BCBCA containing declarations and directions with respect to the Arrangement and the holding of the Meeting, as such order may be affirmed, amended and modified by any court of competent jurisdiction;

"ITA" means the Income Tax Act (Canada), R.S.C. 1985, c.1, (5th Suppl.);

"LETTER OF TRANSMITTAL" means the Letter of Transmittal in the form which will accompany the Information Circular sent to the Securityholders to be used in connection with the transfer of Dynamic Shares pursuant to the Arrangement;

"MEETING" means the special meeting of Securityholders to be held on or about September [ ], 2005, and any adjournment(s) or postponement(s) thereof, to consider and to vote on the Arrangement Resolution and any other matters set out in the Notice of Meeting;

"NOTICE OF MEETING" means the notice to the Securityholders of the Meeting, which notice will accompany the Information Circular;

"OPTION AGREEMENTS" means the agreements between Dynamic and a holder of Dynamic Options, evidencing the holder's right to subscribe for Dynamic Shares upon payment of the exercise price of such Dynamic Options;

"PERSON" includes an individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association;

"PLAN OF ARRANGEMENT" means this plan of arrangement as amended or supplemented from time to time;

"REGISTRAR" means the Registrar of Companies appointed under the BCBCA;

"SEQUOIA" means Sequoia Oil & Gas Trust, an open-ended unincorporated investment trust organized under the laws of Alberta;

"SECURITYHOLDERS" means collectively, or any combination of, Shareholders and holders of Dynamic Options; and

"SHAREHOLDERS" means the holders from time to time of Dynamic Shares.

1.2     Sections and Headings

The division of this Plan of Arrangement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless reference is specifically made to some other document or instrument, all references herein to Articles and sections are to Articles and sections of this Plan of Arrangement.

1.3     Number, Gender and Persons

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires, words importing the singular number shall include the plural and vice versa, and words importing gender shall include all genders.

1.4     Statutory References

References in this Plan of Arrangement to a statute means that statute, as amended and in effect as of the date of the Arrangement Agreement, and includes each and every regulation and rule made thereunder and in effect as of the date of the Arrangement Agreement.

1.5     Money

Unless otherwise stated all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

1.6     Business Day

In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.7     Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

                                  ARTICLE 2 -
                            THE ARRANGEMENT AGREEMENT

2.1     Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms part, of the Arrangement Agreement.

2.2     Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Dynamic; (ii) the Securityholders; (iii) AcquisitionCo; and (iv) ExploreCo.

2.3     Conclusive Evidence

The filing of the Arrangement Filings shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

                                   ARTICLE 3 -
                                   ARRANGEMENT

3.1     Arrangement

(a)     Vesting of Dynamic Options

Immediately prior to the Effective Time, the vesting of all Dynamic Options shall accelerate and all such Dynamic Options not previously vested shall become exercisable immediately prior to the Effective Time.

(b)     Other Transactions

Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

        (i) each Dynamic Option (including Dynamic Options subject to accelerated vesting under section 3.1.1) not exercised immediately prior to the Effective Time will be terminated for no consideration and will be cancelled and the rights of the holders of such Dynamic Options to subscribe for and acquire Dynamic Shares pursuant to such Dynamic Options shall be extinguished and the registers of Dynamic Options and holders thereof shall be amended to reflect the termination and cancellation of such Dynamic Option and that the holder thereof is no longer the holder thereof;

        (ii) Dynamic Shares held by Dissenting Shareholders as of the Effective Time shall be deemed to have been transferred to AcquisitionCo and, as of the Effective Time, such Dissenting Shareholders shall cease to have any rights as Shareholders other than the right to be paid the fair value of their Dynamic Shares, and the names of such Dissenting Shareholders shall be removed from the register of holders of Dynamic Shares;

        (iii) the Exploration Conveyance Agreement shall become effective, Dynamic shall transfer the Exploration Assets to ExploreCo and ExploreCo shall issue and deliver the ExploreCo Note to Dynamic and assume the liabilities to be assumed by it pursuant to the Exploration Conveyance Agreement;

        (iv) each Dynamic Share issued and outstanding at the Effective Time (including Dynamic Shares issued pursuant to the exercise of any Dynamic Option, duly exercised prior to the Effective Time in accordance with the provisions of the Dynamic Stock Option Plan and the Option Agreement evidencing any such Dynamic Option), other than any Dynamic Share held by a Dissenting Shareholder, will be and be deemed to be transferred by the holder thereof to AcquisitionCo in exchange for:

                  A. a cash payment of $1.71 (the "CASH CONSIDERATION") from AcquisitionCo; and

                  B. a beneficial interest in the AcquisitionCo Note equal to a principal amount of such AcquisitionCo Note equal to the ExploreCo Principal Amount divided by the number of Dynamic Shares that are issued and outstanding at the Effective Date (including Dynamic Shares held by Dissenting Shareholders and Dynamic Shares issuable pursuant to the exercise of Dynamic Options prior to the Effective Time);

        (v) each beneficial interest in the AcquisitionCo Note will be and be deemed to be assigned and transferred by the former holder of Dynamic Shares to ExploreCo and the former holder of Dynamic Shares will be deemed to have subscribed for a number of ExploreCo Shares equal to the number of Dynamic Shares formerly held by such former holder of Dynamic Shares as at the Effective Time which shall be issued by ExploreCo to the former holder of the Dynamic Share in consideration of the subscription price in the form of the beneficial interest in the AcquisitionCo Note assigned and transferred by such former holder; and

        (vi) the ExploreCo Note shall be assigned and transferred by Dynamic to ExploreCo in exchange for the AcquisitionCo Note held by ExploreCo.

3.2     Transfers and Cancellations

With respect to each holder of Dynamic Shares (other than Dissenting Shareholders), at the Effective Time:

        (i) upon the exchange of Dynamic Shares for the Cash Consideration and the AcquisitionCo Note pursuant to section 3.1.2(d):

                  A. such holder shall cease to be a holder of Dynamic Shares so exchanged and the name of such holder shall be removed from the central securities register for the Dynamic Shares;

                  B. AcquisitionCo shall become the holder of the Dynamic Shares so exchanged and shall be added to the central securities register for the Dynamic Shares; and

                  C. AcquisitionCo shall issue to such holder a beneficial interest in the AcquisitionCo Note on the basis set forth in section 3.1.2(d) and the name of such holder shall be added to the register of holders and beneficial owners of the AcquisitionCo Note, provided that no physical promissory note or other evidence of indebtedness shall be delivered to such holder evidencing the AcquisitionCo Note or beneficial interest therein issuable to such holder and the AcquisitionCo Note issuable to all Shareholders (other than Dissenting Shareholders) will be evidenced by a single global physical promissory note;

        (ii) upon the exchange of the AcquisitionCo Note for ExploreCo Shares pursuant to section 3.1.2(e):

                  A. such holder shall cease to be a holder of any beneficial interest in the AcquisitionCo Note so exchanged and the name of each holder shall be removed from the register of holders and beneficial owners of the AcquisitionCo Note;

                  B. ExploreCo shall become the holder of the AcquisitionCo Note so exchanged and shall be added to the register of holders and beneficial owners of the AcquisitionCo Note; and

                  C. ExploreCo shall allot and issue to such holder the number of ExploreCo Shares issuable to such holder on the basis set forth in section 3.1.2(e) and the name of such holder shall be added to the register of holders of ExploreCo Shares, and ExploreCo shall add to the stated capital account maintained for the ExploreCo Shares an amount equal to the principal amount of the former holder's beneficial interest in the AcquisitionCo Note with respect to each ExploreCo Share issued; and

        (iii) upon the exchange of the AcquisitionCo Note for the ExploreCo Note pursuant to section 3.1.2(f):

                  A. ExploreCo shall cease to be the holder of the AcquisitionCo Note and the name of ExploreCo shall be removed from the register of holders and beneficial owners of the AcquisitionCo Note and the name of Dynamic shall be added to such register of holders and beneficial owners of the AcquisitionCo Note; and

                  B. Dynamic shall cease to be the holder of the ExploreCo Note and the name of Dynamic shall be removed from the register of holders of the ExploreCo Note and the ExploreCo Note shall be cancelled.

                                  ARTICLE 4 -
                                RIGHTS OF DISSENT

4.1     Rights of Dissent

Holders of Dynamic Shares may exercise rights of dissent pursuant to and in the manner set forth in sections 237 to 247 of the BCBCA as modified by the Interim Order and this Article 4 (the "Dissent Procedures") in connection with the Arrangement; provided that, notwithstanding sections 237 to 247 of the BCBCA, the written notice of dissent must be received by Dynamic not later than 5:00 p.m. (Vancouver time) on the last Business Day preceding the date of the Meeting.

4.2     Rights Following Dissent Notice

Holders of Dynamic Shares who duly exercise rights of dissent pursuant to section 4.1 and who:

        (i) are ultimately entitled to be paid fair value for their Dynamic Shares shall be deemed to have had their Dynamic Shares transferred to AcquisitionCo on the Effective Date; or

        (ii) are ultimately not entitled, for any reason, to be paid the fair value for the Dynamic Shares in respect of which they have exercised rights of dissent pursuant to section 4.1 shall be deemed to have participated in the Arrangement on the same basis as a holder of Dynamic Shares that has not exercised rights of dissent pursuant to section 4.1 as at and from the Effective Date and will be entitled to receive only the consideration contemplated by section 3.1.2 which such holder would have received pursuant to the Arrangement if such holder had not exercised rights of dissent;

        but in no event shall Dynamic, ExploreCo or AcquisitionCo be required to recognize such Dissenting Shareholder as a shareholder of Dynamic after the Effective Time, and the names of such holders of Dynamic Shares shall be deleted from the central securities register for the Dynamic Shares at the Effective Time. Notwithstanding sections 237 to 247 of the BCBCA, a Dissenting Shareholder shall not transfer the Dissenting Shareholder's Dynamic Shares to Dynamic but shall, on the Effective Date, be deemed to have transferred the holder's Dynamic Shares to AcquisitionCo pursuant to section 4.2(a). The fair value of the Dynamic Shares shall be determined as at the point in time immediately prior to the time the Arrangement Resolution is approved at the Meeting. For greater certainty, in addition to any other restrictions in sections 237 to 247 of the BCBCA, no Dynamic Shareholder who has voted in favour of the Arrangement shall be entitled to dissent with respect to the Arrangement.

4.3     Transfers and Cancellations

With respect to each Dissenting Shareholder, at the Effective Time, upon the transfer of Dynamic Shares in accordance with section 4.2(a):

        (i) such Dissenting Shareholder shall cease to be a holder of Dynamic Shares and the name of such Dissenting Shareholder shall be removed from the central securities register for the Dynamic Shares;

        (ii) the certificate representing any such Dynamic Shares will be deemed to have been cancelled as of the Effective Date; and

        (iii) AcquisitionCo shall become the holder of such Dynamic Shares so transferred and shall be added to the central securities register for the Dynamic Shares.

                                  ARTICLE 5 -
                       CERTIFICATES AND FRACTIONAL SHARES

5.1     Deposit of Cash Consideration

Prior to the Effective Time, AcquisitionCo will deposit, and Sequoia will cause AcquisitionCo to deposit, with the Depositary, that amount of the Cash Consideration payable in accordance with section 3.1.2(d). Such amount shall be held by the Depositary as agent and nominee for AcquisitionCo until the Effective Time and, provided the Arrangement Filings are made, thereafter shall be paid to the former holders of Dynamic Shares in accordance with the provisions of section 3.1.2(d). Pursuant to the Depositary Agreement, the amount deposited with the Depositary shall be held in an interest bearing account, and any interest earned thereon or on any portion thereof from the time it has been so deposited until the time it is paid by the Depositary to the former holders of Dynamic Shares shall be solely for the account of AcquisitionCo.

5.2     Right to Receive Consideration Only

From and after the Effective Time, certificates formerly representing Dynamic Shares under the Arrangement shall represent only the right to receive the consideration to which the holders are entitled under the Arrangement, or as to those held by Dissenting Shareholders, other than those

Dissenting Shareholders deemed to have participated in the Arrangement pursuant to section 4.2 hereof, to receive the fair value of the Dynamic Shares represented by such certificates.

5.3     Surrender of Certificates Representing Dynamic Shares

As soon as practicable following the later of the Effective Date and the date of deposit with the Depositary by a former holder of Dynamic Shares (other than a Dissenting Shareholder) of a duly completed Letter of Transmittal and the certificates representing Dynamic Shares formerly held by such former holder:

        (i) ExploreCo shall forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal a certificate representing that number (rounded down to the nearest whole number) of ExploreCo Shares issued to such holder under the Arrangement (together with any dividends or distributions with respect thereto pursuant to section 5.4); and

        (ii)      the Depositary shall either:

                  A. forward or cause to be forwarded to such former holder the Cash Consideration payable to such former holder under the Arrangement; or

                  B. if requested by the former holder in the Letter of Transmittal, make or cause to be made available the Cash Consideration at the Depositary for pick-up by the former holder.

After the Effective Date, no further transfer of Dynamic Shares will be made except as provided in this Plan of Arrangement. In the event of a transfer of ownership of Dynamic Shares which is not registered in the transfer records of Dynamic, (i) a certificate representing the proper number of ExploreCo Shares and (ii) the Cash Consideration, may be issued or paid to the transferee if the certificate representing such Dynamic Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and all documents required to evidence and effect such transfer to the transferee.

5.4     Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to ExploreCo Shares with a record date after the Effective Time shall be paid to any former holder of Dynamic Shares, unless and until the former holder of record of such Dynamic Shares delivers all documents required in accordance with section 5.3. Subject to applicable law, at the time of such delivery (or in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the former holder of record of the Dynamic Shares, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole ExploreCo Share, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery and a payment date subsequent to such delivery payable with respect to such whole ExploreCo Share, as the case may be.

5.5     No Fractional Shares

No fraction of ExploreCo Shares shall be issued pursuant to section 3.1.2(e) and no certificates or scrip representing fractional ExploreCo Shares shall be issued pursuant to section 5.3(a) and no dividend, stock split or other change in the capital structure of ExploreCo shall relate to any such fractional security and such fractional interest shall not entitle the owner thereof to exercise any rights as a securityholder of ExploreCo. The aggregate number of ExploreCo Shares for which no certificates are issued as a result of the foregoing provisions of this section 5.5 shall be deemed to have been surrendered by the person which would otherwise be entitled thereto, to Dynamic, for no additional consideration at the Effective Time.

5.6     Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Dynamic Shares that were exchanged for the Cash Consideration and AcquisitionCo Note pursuant to section 3.1.2(d) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed,
(i) ExploreCo will issue in relation to such lost, stolen or destroyed certificate, one or more certificates representing one or more ExploreCo Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder's Letter of Transmittal and (ii) the Depositary will pay in relation to such lost, stolen or destroyed certificate, the Cash Consideration deliverable in accordance with such holder's Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing ExploreCo Shares are to be issued and Cash Consideration is to be paid, shall, as a condition precedent to the receipt of such ExploreCo Shares and Cash Consideration, give a bond to each of ExploreCo, Dynamic and the Depositary, which bond is in form and substance satisfactory to each of ExploreCo, Dynamic and the Depositary in such sum as ExploreCo and Dynamic may direct or otherwise indemnify ExploreCo, Dynamic and the Depositary, in a manner satisfactory to ExploreCo, Dynamic and the Depositary, against any claim that may be made against any of them, with respect to the certificate alleged to have been lost, stolen or destroyed.

5.7     No Interest

No interest shall accrue or be payable on any consideration payable pursuant to the Arrangement, including, without limitation, the Cash Consideration, and no portion of the consideration payable pursuant to the Arrangement shall be construed as representing interest.

5.8     Extinction of Rights

Subject to any applicable escheat laws, any certificate formerly representing Dynamic Shares that is not deposited with all other documents as required by this Plan of Arrangement on or prior to the sixth anniversary of the Effective Date shall cease to represent the right or claim of any kind or nature to receive the consideration to which a former Shareholder is entitled under this Plan of Arrangement and, for greater certainty, the right of such former Shareholder to receive certificates representing ExploreCo Shares and Cash Consideration shall be deemed to be surrendered to Dynamic, together with all dividends, distributions and cash payments thereon held for such former holder.

5.9     Withholding and Sale Rights

Dynamic, AcquisitionCo and ExploreCo shall each be entitled to deduct and withhold from (i) any ExploreCo Shares or Cash Consideration or other consideration otherwise issuable or payable pursuant to this Plan of Arrangement to any person who is not a Canadian Resident or has not certified that such person is resident in Canada for income tax purposes, or (ii) any dividend or consideration otherwise payable to any holder of Dynamic Shares, such amounts as Dynamic, AcquisitionCo or ExploreCo, respectively, is required to deduct and withhold with respect to any or all such issuances or payments, as the case may be, under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that the amount so required to be deducted or withheld from the ExploreCo Shares or Cash Consideration, dividends or consideration otherwise issuable or payable to a holder exceeds the cash portion of the consideration otherwise payable to such holder, Dynamic and AcquisitionCo are hereby authorized to sell or otherwise dispose of, at such times and at such prices as they determine, in their sole discretion, such portion of the ExploreCo Shares or other non-cash consideration otherwise issuable or payable to such holder as is necessary to provide sufficient funds to Dynamic, AcquisitionCo or ExploreCo, as the case may be, to enable them to comply with such deduction or withholding requirement, and shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale or disposition (after deducting applicable sale commissions and any other reasonable expenses relating thereto) in lieu of the ExploreCo Shares or other consideration so sold or disposed of. To the extent that amounts are so withheld or ExploreCo Shares or other consideration are so sold or disposed of, such withheld amounts, or shares or other consideration so sold or disposed of, shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction, withholding, sale or disposition was made, provided that such withheld amounts, or the net proceeds of such sale or disposition, as the case may be, are actually remitted to the appropriate taxing authority. None of Dynamic, AcquisitionCo nor ExploreCo shall be obligated to seek or obtain a minimum price for any of the ExploreCo Shares or other consideration sold or disposed of by it hereunder, nor shall any of them be liable for any loss arising out of any such sale or disposition.

                                   ARTICLE 6 -
                                   AMENDMENTS

6.1     Right to Amend

Dynamic reserves the right to amend, modify or supplement (or do all of the foregoing) this Plan of Arrangement from time to time and at any time prior to the Effective Date provided that any such amendment, modification and/or supplement must be contained in a written document that is:

        (i)       agreed to by AcquisitionCo, Dynamic and ExploreCo;

        (ii) filed with the Court and, if made following the Meeting, approved by the Court; and

        (iii) communicated to Securityholders in the manner required by the Court (if so required).

6.2     Amendment Before Meeting

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Dynamic at any time prior to or at the Meeting, provided that AcquisitionCo and ExploreCo shall have consented thereto, with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.3     Amendment After Meeting

Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only:

        (i)       if it is consented to by AcquisitionCo, Dynamic and ExploreCo;
                  and

        (ii) if required by the Court or applicable law, it is consented to by the Securityholders.

                                  ARTICLE 7 -
                               FURTHER ASSURANCES

7.1     Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur at the time and in the manner set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

                                    EXHIBIT 2

                               EXPLORATION ASSETS

THE "ASSETS" (AS SUCH TERM IS DEFINED IN THE EXPLORECO CONVEYANCE AGREEMENT).

                                    EXHIBIT 3

                             NON-EXPLORATION ASSETS

ALL PETROLEUM AND NATURAL GAS RIGHTS AND INTERESTS, TANGIBLE INTERESTS AND MISCELLANEOUS INTERESTS OWNED BY DYNAMIC AS OF MAY 1, 2005 EXCEPT THE "ASSETS" (AS SUCH TERM IS DEFINED IN THE EXPLORECO CONVEYANCE AGREEMENT)

                                    EXHIBIT 4

                           OUTSTANDING DYNAMIC OPTIONS



--------------------------------------------------------------------------------
    NUMBER OF OPTIONS        EXERCISE PRICE               EXPIRY DATE
--------------------------------------------------------------------------------
         10,000                   $1.45                January 23, 2005
--------------------------------------------------------------------------------
         30,000                   $1.75                  July 30, 2005
--------------------------------------------------------------------------------
        298,000                   $2.10               September 28, 2005
--------------------------------------------------------------------------------
         20,250                   $2.17                February 28, 2006
--------------------------------------------------------------------------------
         30,000                   $1.70                  April 3, 2006
--------------------------------------------------------------------------------
         30,800                   $2.25                 April 14, 2006
--------------------------------------------------------------------------------
        265,000                   $1.75                February 27, 2007
--------------------------------------------------------------------------------
         30,000                   $3.80                February 16, 2008
--------------------------------------------------------------------------------
         45,000                   $5.30                  June 18, 2008
--------------------------------------------------------------------------------
        215,500                   $4.66                  July 15, 2008
--------------------------------------------------------------------------------
         30,000                   $5.43                 August 21, 2008
--------------------------------------------------------------------------------
         65,000                   $4.75                 April 29, 2009
--------------------------------------------------------------------------------
         45,000                   $4.08                  June 18, 2009
--------------------------------------------------------------------------------
         30,000                   $4.18                 August 21, 2009
--------------------------------------------------------------------------------
        145,000                   $3.66               September 20, 2009
--------------------------------------------------------------------------------
         25,000                   $1.45                January 23, 2010
--------------------------------------------------------------------------------
         65,000                   $2.36                 April 29, 2010
--------------------------------------------------------------------------------
         45,000                   $2.65                  June 18, 2010
--------------------------------------------------------------------------------
        112,500                   $1.72                 August 16, 2010
--------------------------------------------------------------------------------
         18,750                   $2.10               September 28, 2010
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         52,500                   $2.15                 April 29, 2011
--------------------------------------------------------------------------------
         60,000                   $2.10                 August 22, 2011
--------------------------------------------------------------------------------
         57,500                   $1.65                 April 29, 2012
--------------------------------------------------------------------------------
         60,000                   $1.75                 August 21, 2012
--------------------------------------------------------------------------------
         15,000                   $2.95                December 16, 2012
--------------------------------------------------------------------------------
         12,500                   $3.91                  April 2, 2013
--------------------------------------------------------------------------------
         65,000                   $4.10                 April 29, 2013
--------------------------------------------------------------------------------
      1,878,300(1)
--------------------------------------------------------------------------------


(1)  An additional 30,000 stock options are to be granted on August 22, 2005.